Exhibit 2.1

Confidential Treatment Requested

Portions of this Exhibit marked as [***] have been omitted pursuant to a request for confidential treatment and have been filed separately with the Securities and Exchange Commission.

STOCK PURCHASE AGREEMENT

between

Lithia Motors, Inc.

and

DCH Auto Group (USA) Limited,

dated as of

June 14, 2014

 i

(continued)

(contined)

(contined)

STOCK PURCHASE AGREEMENT

Dated:          June 14, 2014

Between:	Lithia Motors, Inc., an Oregon corporation
150 N. Bartlett
Medford, Oregon 97501
Facsimile: 541.770.7172
	Attn: Bryan B. DeBoer	“Buyer”

And:	DCH Auto Group (USA) Limited, a British Virgin Islands corporation
Omar Hodge Building, 2nd Floor
Wickham’s Cay, Road Town, Tortola,
British Virgin Islands
Facsimile: 732-727-8373
	Attn: Mr. Shau-wai Lam	“Seller”

Terms used in this Stock Purchase Agreement (“Agreement”) are defined where they are first used or in Appendix I.

A.     DCH Auto Group (USA) Inc., a Delaware corporation (the “Company”), and its Subsidiaries own car dealerships that own and sell New Cars, Used Cars and Parts and provide maintenance and repair and other services in New York, New Jersey and California.

B.     The authorized capital stock of the Company consists of 2,500,000 shares of common stock, par value $0.0001 per share (“Common Stock”), of which, as of the date of this Agreement, 2,432,612 shares are issued and outstanding (the “Company Shares”).

C.     As of the date of this Agreement, the ESOP Trustee holds 132,622.44 Company Shares (of which 7639.53 remain unallocated)(the “ESOP Shares”), and the Company intends to redeem from the ESOP Trustee the ESOP Shares for a price to be agreed to between the Company and the ESOP Trustee (the “ESOP Payment”).

D.     Mr. Shau-wai Lam owns 58,800 Company Shares (the “Lam Shares”), and the Company intends to redeem from Mr. Lam, and Mr. Lam intends to sell to the Company, the Lam shares pursuant to a Stock Redemption Agreement to be entered into between Mr. Lam and the Company on or after the date hereof (the “Lam Stock Redemption Agreement”) for an aggregate price of $[***]1 (the “Lam Stock Price”).

1The portion marked with [***] has been omitted and filed with the Securities and Exchange Commission pursuant to a request for confidential treatment.

E.     Seller owns 2,241,200 Company Shares (the “Shares”) and Seller wishes to sell to Buyer, and Buyer wishes to purchase from Seller, the Shares, subject to the terms and conditions set forth herein.

In consideration of the mutual covenants and agreements hereinafter set forth and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties hereto agree as follows.

SECTION 1
PURCHASE AND SALE

1.01     Purchase and Sale. Subject to the terms and conditions set forth herein, at the Closing, Seller shall sell to Buyer, and Buyer shall purchase from Seller, the Shares, free and clear of all Encumbrances, for the consideration specified in Section 1.02.

1.02     Purchase Price. The purchase price for the Shares (the “Purchase Price”) shall be Goodwill plus Tangible Net Worth minus (if not already included in Tangible Net Worth) the Lam Stock Price minus (if not already included in Tangible Net Worth) the ESOP Stock Redemption Amount using the methodologies set forth below:

●     “Goodwill” means the goodwill and intangible assets of the Company and its Subsidiaries, and shall be valued at $[***]2.

●     “Tangible Net Worth” means all tangible assets (i.e., all assets excluding goodwill and intangible assets) minus all liabilities of the Company and its Subsidiaries, with the following additional adjustments as of the Closing Date in the case of the finally determined Tangible Net Worth:

o

A LIFO adjustment to increase the Tangible Net Worth by multiplying the LIFO reserve as shown on the Initial Acquisition Balance Sheet and the Final Acquisition Balance Sheet by the product of 1 minus the combined statutory federal and state tax rates for the Company and its Subsidiaries in effect on December 31, 2013, estimated to be 0.42, for a result of 0.58. This shall be done to gross up the inventory value to FIFO while offsetting the tax liability associated with the conversion to FIFO.

2The portion marked with [***] has been omitted and filed with the Securities and Exchange Commission pursuant to a request for confidential treatment.

o

Adjustments to reflect the fair value of Real Property as set forth on Schedule 1.02 and based on the information with respect to the Real Property set forth on the spreadsheet delivered by Seller to Buyer dated as of the date of this Agreement (the “Real Property Spreadsheet”); provided that the aggregate amount of such adjustments shall not increase Tangible Net Worth by less than $23,000,000 nor increase Tangible Net Worth by more than $29,000,000.

o

An adjustment to reflect acquisitions between the date of this Agreement and the Closing Date determined in good faith by Buyer and Seller, provided such acquisitions were not made in violation of Section 4.01(b)(ix).

o

To the extent not already reflected in Tangible Net Worth (including as a reserve), an adjustment to decrease Tangible Net Worth by (x) the expenses of the Company or any Subsidiary incurred in connection with the preparation of this Agreement and the completion of the transactions contemplated by this Agreement, whether payable before, on or after the Closing Date; and (y) any bonus or retention payments made by the Company or any Subsidiary in connection with or as a result of the transactions contemplated by this Agreement, including all applicable employer Taxes payable with respect thereto, whether payable before, on or after the Closing Date, provided, however, that any post-Closing retention payments guarantees reflected in Tangible Net Worth shall be added back to Tangible Net Worth.

●     “ESOP Stock Redemption Amount” means an amount equal to (x) if the ESOP Shares are redeemed on or before the Closing Date, the aggregate redemption price or (y) if the ESOP Shares are not redeemed on or before the Closing Date, an aggregate amount equal to (A) Goodwill plus Tangible Net Worth minus the Lam Stock Price, multiplied by (B) a fraction, the numerator of which is the number of ESOP Shares outstanding at the Closing Date and the denominator of which is the number ESOP Shares outstanding at the Closing Date plus the Shares.

The Initial Acquisition Balance Sheet and the Final Acquisition Balance Sheet, except as set forth above, will be prepared in accordance with U.S. Generally Accepted Accounting Principles (“GAAP”) applied using the same accounting methods, practices, principles, policies and procedures, with consistent classifications, judgments and valuation and estimation methodologies that were used in the preparation of the Audited Financial Statements for the Company’s most recent fiscal year.

(a)     Initial Purchase Price. The initial Purchase Price for the Shares shall be calculated based on the initial determination of Tangible Net Worth as of August 31, 2014 (the “Initial Purchase Price”). Working together from the date of execution of this Agreement, Buyer and Seller shall jointly prepare an initial acquisition balance sheet of the Company and its Subsidiaries dated as of August 31, 2014 to determine Tangible Net Worth as of such date (the “Initial Acquisition Balance Sheet”). A template of the calculation to determine the Initial Purchase Price is attached as Schedule 1.02(a).

(b)     Initial Purchase Price Payment. The Initial Purchase Price will be paid as follows: (x) issuance to Seller of a number shares of Class A Common Stock of Buyer, ticker symbol LAD on the New York Stock Exchange (“Lithia Shares”), determined by dividing $22,500,000 by the volume-weighted average trading price of Lithia Shares in the 30 trading days ending on the day immediately preceding the Closing Date (“Stock Consideration”) and (y) an amount in cash equal to the Initial Purchase Price minus $22,500,000 (the “Cash Consideration”). At the Closing, Buyer shall pay the Initial Purchase Price as follows:

(i)     with respect to the Cash Consideration, Buyer shall (x) withhold an amount equal to 8% of the Initial Purchase Price, if the ESOP Shares are not redeemed at the time of Closing, or 3% of the Initial Purchase Price, if the ESOP Shares are redeemed at the time of Closing (the “Holdback Amount”) to secure the payment to Buyer of any Post-Closing Adjustment pursuant to Section 1.02(e) and (y) pay the remainder of the Cash Consideration by wire transfer of immediately available funds, as follows:

(A)

Buyer shall deposit an amount equal to the difference of 10% of the Initial Purchase Price minus $22,500,000 into an interest-bearing account (the “Indemnity Escrow”) to be held and released pursuant to the terms of the Indemnity Escrow Agreement in the form attached as Exhibit A to this Agreement (the “Indemnity Escrow Agreement”); and

(B)	Buyer shall pay an amount equal to the remaining Cash Consideration as designated in writing by Seller to Buyer no later than five Business Days before the Closing Date; and

(ii)     with respect to the Stock Consideration, Buyer shall deposit the Lithia Shares into the Indemnity Escrow to be held and released pursuant to the terms of the Indemnity Escrow Agreement.

(c)     Calculation of the Final Purchase Price. Within 45 days after the Closing, Seller shall prepare, and may engage Seller’s Accountants to assist it in preparing, financial statements of the Company and its Subsidiaries consisting of an audited balance sheet dated as September 30, 2014 (the “Final Acquisition Balance Sheet”) and unaudited statements of income and retained earnings, stockholders’ equity and cash flow for the nine-month period then ended (in each case, without giving effect to the transactions contemplated herein). Seller shall prepare a statement setting forth the final determination of Tangible Net Worth as of the Closing Date, which shall be based on the Final Acquisition Balance Sheet, and the final Purchase Price (which, together with the Final Acquisition Balance Sheet, shall be the “Closing Statement”). The Closing Statement (including the Final Acquisition Balance Sheet) shall not be final unless and until approved by Buyer in writing, which approval or rejection must be made by Buyer in writing within 30 days of its receipt thereof or such failure to notify Seller shall be deemed an approval of the Closing Statement. The final Purchase Price (the “Final Purchase Price”) shall be calculated in the same manner as the Initial Purchase Price.

(d)     Resolution of Balance Sheet Disagreements. If Buyer and Seller are unable to agree on either the Initial Acquisition Balance Sheet by September 20, 2014 or on the Closing Statement (including the Final Acquisition Balance Sheet) within 30 days after Seller delivers the Closing Statement to Buyer, Buyer and Seller shall resolve any such Disputed Amounts pursuant to Section 10.14.

(e)     Final Difference Payments. After Buyer agrees in writing that the Closing Statement (including the Final Acquisition Balance Sheet) is final (or fails to notify Seller of its acceptance or rejection of the Closing Statement within 30 days of the receipt thereof or any Disputed Amounts are resolved pursuant to Section 10.14), the parties shall determine whether either owes any amount to the other under this Section 1.02(e) (any such amount, the “Post-Closing Adjustment”).

(i)     If the Initial Purchase Price is less than the Final Purchase Price, Buyer shall pay Seller, within five Business Days of the determination thereof, in cash the Holdback Amount and the amount by which the Final Purchase Price exceeds the Initial Purchase Price.

(ii)     If the Initial Purchase Price is greater than the Final Purchase Price, (A) Buyer shall retain the difference from the Holdback Amount and pay the remaining Holdback Amount, if any, to Seller or (B) if the difference between the Initial Purchase Price and the Final Purchase Price is greater than the Holdback Amount, Buyer shall retain the Holdback Amount and Seller shall pay to Buyer, within five Business Days of the determination thereof, in cash the amount by which the difference between the Initial Purchase Price and the Final Purchase Price exceeds the Holdback Amount.

1.03     Closing. Subject to the terms and conditions of this Agreement, the purchase and sale of the Shares shall be completed at a closing (the “Closing”) to be held at 9:00 a.m. PDT on October 1, 2014; provided, however, that either Buyer or Seller may extend the Closing to a date not later than October 31, 2014 with written notice to the other party prior to October 1, 2014. The day on which the Closing takes place is the “Closing Date.”

SECTION 2
REPRESENTATIONS AND WARRANTIES OF SELLER

Except as set forth in the correspondingly numbered Section of the Disclosure Schedules, Seller represents and warrants to Buyer that the statements contained in this Section 2 are true and correct as of the date hereof and as of the Closing Date. The delivery of Disclosure Schedules and updates to the Disclosure Schedules to Buyer on or before July 15, 2014 as provided in Section 9.01(c) shall be deemed to amend and supplement the Disclosure Schedules as if delivered as of the date hereof. The representations and warranties contained in this Agreement are made for the purposes of allocating contractual risk between the parties and not as a means of establishing facts; they should not be relied on by shareholders or investors in Buyer.

2.01     Organization and Authority of Seller. Seller (a) is duly organized, validly existing and in good standing under the Laws of the British Virgin Islands; (b) has full corporate power and authority to enter into this Agreement and the other Seller Transaction Documents, to carry out its obligations hereunder and thereunder and to complete the transactions contemplated hereby and thereby; (c) has duly authorized all actions necessary to execute and deliver this Agreement and any other Seller Transaction Documents, and to perform the obligations and complete the transactions hereunder and thereunder. This Agreement has been duly executed and delivered by Seller, and (assuming due authorization, execution and delivery by Buyer) this Agreement constitutes a legal, valid and binding obligation of Seller enforceable against Seller in accordance with its terms. When each other Seller Transaction Document has been duly executed and delivered by Seller (assuming due authorization, execution and delivery by each other party thereto), such Seller Transaction Document will constitute a legal and binding obligation of Seller enforceable against it in accordance with its terms.

2.02     Organization, Authority and Qualification of the Company. The Company is a corporation duly organized, validly existing and in good standing under the Laws of the state of Delaware and has full corporate power and authority to own, operate or lease the properties and assets now owned, operated or leased by it and to carry on its business as it has been and is currently conducted. Section 2.02 of the Disclosure Schedules sets forth each jurisdiction in which the Company is licensed or qualified to do business, and the Company is duly licensed or qualified to do business and is in good standing in each jurisdiction in which the properties owned or leased by it or the operation of its business as currently conducted makes such licensing or qualification necessary under applicable Law except where the failure to be so licensed, qualified or in good standing would not reasonably be expected to have a Company Material Adverse Effect. All corporate actions taken by the Company in connection with this Agreement and the other Transaction Documents to which the Company is or will be a party as contemplated by this Agreement will be duly authorized on or prior to the Closing.

2.03     Capitalization.

(a)     The authorized capital stock of the Company consists of 2,500,000 shares of Common Stock, of which 2,432,612 shares are issued and outstanding (except that the number of issued and outstanding shares may decrease between the date of this Agreement and the Closing Date due to Company share repurchases under the ESOP, the Company’s redemption of shares from the ESOP Trustee, the Lam Stock Redemption Agreement and any Company share repurchases from any shareholder as provided in Section 4.16). The shareholders of record of the Company are as set forth in Section 2.03 of the Disclosure Schedules. All of the Company Shares have been duly authorized, are validly issued, fully paid and non-assessable, and are owned of record and beneficially by the persons specified in Section 2.03 of the Disclosure Schedules. The Shares are owned free and clear of all Encumbrances.

(b)     All of the Company Shares were issued in compliance with applicable Laws. None of the Company Shares were issued in violation of any agreement, arrangement or commitment of Seller or the Company or in violation of any preemptive or similar rights of any Person.

(c)     Except as set forth in Section 2.03 of the Disclosure Schedules (i) there are no outstanding or authorized options, warrants, convertible securities or other rights, agreements, arrangements or commitments of any character relating to the capital stock of the Company or obligating Seller or the Company to issue or sell any shares of capital stock of, or any other interest in, the Company; (ii) the Company does not have outstanding or authorized any stock appreciation, phantom stock, profit participation or similar rights; and (iii) there are no voting trusts, stockholder agreements, proxies or other agreements or understandings in effect with respect to the voting or transfer of any of the Company Shares.

2.04     Subsidiaries. Section 2.04 of the Disclosure Schedules sets forth the name of each Subsidiary, and, with respect to each Subsidiary, the jurisdiction in which it is incorporated or organized, the jurisdictions, if any, in which it is qualified to do business, the number of shares of its authorized share capital, the number and class of shares thereof duly issued and outstanding, the names of all shareholders or other equity owners and the number of shares of corporate capital owned by each shareholder or the amount of equity owned by each equity owner. Each Subsidiary is duly organized and is validly existing under the laws of the jurisdiction of its incorporation or organization and is duly qualified or authorized to do business as a foreign corporation or entity and is in good standing under the laws of each jurisdiction in which the conduct of its business or the ownership of its properties makes such qualification or authorization necessary under applicable Law, except where the failure to be so qualified, authorized or in good standing has not had and would not reasonably be expected to have a Company Material Adverse Effect.

Each Subsidiary has all requisite corporate or entity power and authority to own its properties and carry on its business as presently conducted. The outstanding shares of corporate capital or equity interests of each Subsidiary are validly issued, fully paid and non-assessable and were not issued in violation of any purchase or call option, right of first refusal, subscription right, preemptive right or any similar right. All such shares or other equity interests represented as being owned by the Company or any of the Subsidiaries are owned by them free and clear of any and all Encumbrances, except as set forth in Section 2.04 of the Disclosure Schedules. No shares of capital stock are held by any Subsidiary as treasury shares. There is no existing option, warrant, call, right or Contract to which any Subsidiary is a party requiring, and there are no convertible securities of any Subsidiary outstanding which upon conversion would require, the issuance of any shares of corporate capital or other equity interests of any Subsidiary or other securities convertible into shares of corporate capital or other equity interests of any Subsidiary. The Company does not own, directly or indirectly, any share capital or equity securities of any Person other than the Subsidiaries set forth in Section 2.04 of the Disclosure Schedules. Except as set forth on Section 2.04 of the Disclosure Schedules, there are no material restrictions on the ability of the Subsidiaries to make distributions of cash to their respective equity holders.

2.05     No Conflicts; Consents. The execution, delivery and performance by Seller of this Agreement and the other Seller Transaction Documents, and the completion of the transactions contemplated hereby and thereby, do not and will not: (a) conflict with or result in a violation or breach of, or default under, any provision of the certificate of incorporation, bylaws or other organizational documents of Seller, the Company or any Subsidiary; (b) conflict with or result in a violation or breach of any provision of any Law or Governmental Order applicable to Seller, the Company or any Subsidiary, assuming the receipt of all approvals relating to filings under the HSR Act, as described further below; (c) except as set forth in Section 2.05 of the Disclosure Schedules, require the consent, notice or other action by any Person under, materially conflict with, result in a material violation or breach of, constitute a material default or an event that, with or without notice or lapse of time or both, would constitute a material default under, result in the acceleration of or create in any party the right to accelerate, terminate, modify or cancel any Material Contract to which Seller, the Company or any Subsidiary is a party or by which Seller, the Company or any Subsidiary is bound or to which any of their respective properties and assets are subject or any material Permit affecting the properties, assets or business of the Company or any Subsidiary; or (d) result in the creation or imposition of any material Encumbrance other than Permitted Encumbrances on any properties or assets of the Company or any Subsidiary. No consent, approval, Permit, Governmental Order, declaration or filing with, or notice to, any Governmental Authority is required by or with respect to Seller, the Company or any Subsidiary in connection with the execution and delivery of this Agreement and the other Transaction Documents to which Seller or the Company is party or will be a party as contemplated by this Agreement and the completion of the transactions contemplated hereby and thereby, except for such filings as may be required under the HSR Act.

2.06     Financial Statements. tatements of the Company and its Subsidiaries, consisting of the balance sheet of the Company and its Subsidiaries at December 31 in each of the years 2011, 2012 and 2013 and the related statements of income and retained earnings, stockholders’ equity and cash flow for the years then ended (the “Audited Financial Statements”), and unaudited financial statements consisting of the balance sheet of the Company and its Subsidiaries as of April 30, 2014 and the related statements of income and cash flow for the four-month period then ended (the “Interim Financial Statements” and together with the Audited Financial Statements, the “Financial Statements”) have been delivered to Buyer. The Financial Statements have been prepared in accordance with GAAP applied on a consistent basis throughout the period involved, subject, in the case of the Interim Financial Statements, to normal and recurring year-end adjustments (the effect of which will not be materially adverse to the Company) and the absence of notes (that, if presented, would not differ materially from those presented in the Audited Financial Statements). The Financial Statements are based on the books and records of the Company and its Subsidiaries, and fairly present the financial condition of the Company and its Subsidiaries in all material respects as of the respective dates they were prepared and the results of the operations of the Company and its Subsidiaries for the periods indicated. The balance sheet of the Company and its Subsidiaries as of December 31, 2013 is referred to herein as the “Balance Sheet” and the date thereof as the “Balance Sheet Date,” and the balance sheet of the Company and its Subsidiaries as of April 30, 2014 is referred to herein as the “Interim Balance Sheet” and the date thereof as the “Interim Balance Sheet Date.”

The Company makes and keeps accurate books and records in all material respects and maintains a system of internal accounting controls and procedures sufficient to provide reasonable assurance that (a) transactions are executed in accordance with management’s general or specific authorization, (b) transactions are recorded as necessary to permit preparation of financial statements in conformity with GAAP, and to maintain asset accountability, (c) access to material tangible assets is permitted only in accordance with management’s general or specific authorization and (d) the recorded accounting for assets is compared with the existing assets at reasonable intervals and appropriate action is taken with respect to any material differences. To Seller’s Knowledge, the Company’s independent auditors and board of directors have been advised of: (i) all “material weaknesses” and “significant deficiencies” (each, as defined in Rule 12b-2 of the Exchange Act), if any, in the design or operation of internal controls which would reasonably be expected to adversely affect the Company’s ability to record, process, summarize and report financial data and (ii) all fraud, if any, whether or not material, that involves management or other employees who have a role in the Company’s internal controls (whether or not remediated). All such material weaknesses and significant deficiencies, if any, have been disclosed to Buyer in writing, and since the date of the most recent evaluation of such internal controls, there have been no significant changes in internal controls or in other factors that could significantly affect internal controls, including any corrective actions with regard to significant deficiencies and material weaknesses.

2.07     Undisclosed Liabilities. The Company and its Subsidiaries have no liabilities, obligations or commitments of any nature whatsoever, asserted or unasserted, absolute or contingent, accrued or unaccrued, matured or unmatured or otherwise, in each case, with an estimated liability in excess of $300,000.00 (“Liabilities”), except (a) those which are adequately reflected or reserved against in the Balance Sheet as of the Balance Sheet Date, and (b) those which have been incurred in the ordinary course of business consistent with past practice since the Balance Sheet Date and which are not material in amount.

2.08     Absence of Certain Changes, Events and Conditions. Since the Balance Sheet Date, and other than in the ordinary course of business consistent with past practice or as set forth in Section 2.08 of the Disclosure Schedules, there has not been, with respect to the Company or any of its Subsidiaries, any:

(a)     event, occurrence or development that has had, or could reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect;

(b)     amendment of its charter, bylaws or other organizational documents;

(c)     split, combination or reclassification of any shares of its capital stock or other equity interests;

(d)     issuance, sale or other disposition of any of its capital stock, other equity interests or other securities, or grant of any options, warrants or other rights to purchase or obtain (including upon conversion, exchange or exercise) any of its capital stock, other equity interests or other securities;

(e)     declaration or payment of any dividends or distributions on or in respect of any of its capital stock or other equity interests, or redemption, purchase or acquisition of its capital stock, other equity interests or other securities;

(f)     material change in any method of accounting or accounting practice, except as required by GAAP or as disclosed in the notes to the Financial Statements;

(g)     material change in cash management practices and its policies, practices and procedures with respect to collection of accounts receivable, establishment of reserves for uncollectible accounts, accrual of accounts receivable, inventory control, prepayment of expenses, payment of trade accounts payable, accrual of other expenses, deferral of revenue and acceptance of customer deposits;

(h)     transfer, assignment or grant of any license or sublicense of any material rights under or with respect to any Company Intellectual Property or Company IP Agreements;

(i)     material damage, destruction or loss (whether or not covered by insurance) to its material property;

(j)     imposition of any Encumbrance upon any of the material properties, capital stock or other equity interests or assets, tangible or intangible, of the Company or any Subsidiary;

(k)     (i) grant of any previously unplanned bonuses, whether monetary or otherwise, or previously unplanned increase in any wages, salary, severance, pension or other compensation or benefits in respect of its current or former employees, officers, managers, directors, independent contractors or consultants, other than as provided for in any written agreements or required by applicable Law, or (ii) action to accelerate the vesting or payment of any compensation or benefit for any current or former employee, officer, manager, director, independent contractor or consultant;

(l)     hiring or promoting any person as or to (as the case may be) an officer or hiring or promoting any employee below officer except in the ordinary course of business;

(m)     entry into a new line of business or abandonment or discontinuance of existing lines of business;

(n)     adoption of any plan of merger, consolidation, reorganization, liquidation or dissolution or filing of a petition in bankruptcy under any provisions of federal or state bankruptcy Law or consent to the filing of any bankruptcy petition against it under any similar Law;

(o)     acquisition by merger or consolidation with any Person;

(p)     (i) action to make, change or rescind any Tax election; (ii) action to amend any Tax Return or take any position on any Tax Return; or (iii) action, omission or entrance into any transaction that would have the effect of increasing the Tax liability or reducing any Tax asset of Buyer in respect of any Post-Closing Tax Period; or

(q)     any Contract to do any of the foregoing, or any action or omission that would result in any of the foregoing.

Notwithstanding the foregoing, anything expressly permitted by Buyer (including by waiver, consent or otherwise) under Section 4.01 (Conduct of Business Prior to Closing) shall not be deemed a breach of any provision under this Section 2.08.

2.09     Material Contracts.

(a)     Section 2.09(a) of the Disclosure Schedules lists each of the following Contracts to which the Company or any Subsidiary is a party, excluding those disclosed in Sections 2.10(b) and 2.11(b) of the Disclosure Schedules (such Contracts, together with all Contracts concerning the occupancy, management or operation of any Real Property (including, without limitation, material brokerage contracts) listed or otherwise disclosed in Section 2.10(b) of the Disclosure Schedules and all Company IP Agreements set forth in Section 2.11(b) of the Disclosure Schedules, “Material Contracts”):

(i)         each Contract involving aggregate consideration in excess of $300,000 in any twelve (12) month period and which, in each case, cannot be cancelled by the Company or any Subsidiary bound thereby without penalty or without more than ninety (90) days’ notice;

(ii)        each Contract involving aggregate consideration in excess of $300,000 in any twelve (12) month period and that require the Company or any Subsidiary to purchase its total requirements of any product or service from a third party or that contain “take or pay” provisions;

(iii)       all Contracts that provide for the indemnification by the Company or any Subsidiary of any Person in an amount exceeding $300,000 or the assumption of any Tax, environmental or other Liability of any Person which, in each case, would reasonably be expected to exceed $100,000;

(iv)       all Contracts that relate to the acquisition or disposition of any business, a material amount of stock, or a material amount of other equity interests or other securities or assets of any other Person or real property (whether by merger, sale of stock or other equity interests, sale of assets or otherwise);

(v)        all broker, distributor, dealer, manufacturer’s representative, agency, sales promotion, market research, marketing consulting and advertising Contracts, each of which involve an aggregate consideration in excess of $300,000 in any twelve (12) month period or cannot be cancelled by the Company or any Subsidiary bound thereby without penalty or without more than ninety (90) days’ notice;

(vi)       all employment agreements and material Contracts with independent contractors or consultants (or similar arrangements) that are not cancellable by the Company or Subsidiary bound thereby without material penalty or without more than ninety (90) days’ notice;

(vii)      except for Contracts relating to trade receivables, all Contracts relating to indebtedness (including, without limitation, guarantees) of the Company or any Subsidiary;

(viii)     all Contracts with any Governmental Authority;

(ix)        all Contracts that limit or purport to limit the ability of the Company or any Subsidiary to compete in any line of business or with any Person or in any geographic area or during any period of time;

(x)        any Contracts that provide for any joint venture, partnership or similar arrangement;

(xi)        all Contracts between Seller or any Affiliate of Seller (other than the Company or any Subsidiary), on the one hand, and the Company or any Subsidiary, on the other hand;

(xii)       all Contracts (including collective bargaining agreements) with any Union;

(xiii)      all Contracts with a Manufacturer authorizing the operation of a dealership (“Franchise Agreements”); and

(xiv)     any other Contract involving aggregate consideration in excess of $300,000 in a twelve (12) month period and not previously disclosed pursuant to this Section 2.09(a) or Sections 2.10(b) and 2.11(b).

(b)     Each Material Contract is valid and binding on the Company or the applicable Subsidiary in accordance with its terms and is in full force and effect. None of the Company or any Subsidiary or, to Seller’s Knowledge, any other party thereto is in breach of or default under (or is alleged to be in breach of or default under), in any material respect, or has provided or received any notice of any intention to terminate, any Material Contract. No event or circumstance has occurred that, with notice or lapse of time or both, would constitute an event of material default under any Material Contract or result in a termination thereof or would cause or permit the acceleration or other changes of any right or obligation or the loss of any benefit thereunder. To Seller’s Knowledge, none of the Company or any Subsidiary has sold any new vehicle to any Person who intended or intends to export the vehicle in violation of any Franchise Agreement. Complete and correct copies of each Material Contract (including all modifications, amendments and supplements thereto and waivers thereunder) in the Company’s possession have been made available to Buyer.

2.10     Title to Assets; Real Property.

(a)     The Company or its applicable Subsidiary has good and valid (and, in the case of owned Real Property, good and marketable fee simple) title to, or a valid leasehold interest in, all Real Property and personal property and other assets reflected in the Audited Financial Statements or acquired after the Balance Sheet Date, other than properties and assets sold or otherwise disposed of in the ordinary course of business consistent with past practice since the Balance Sheet Date or as set forth in Section 2.10(a) of the Disclosure Schedules. All such properties and assets (including leasehold interests) are free and clear of Encumbrances except for the following (collectively referred to as “Permitted Encumbrances”):

(i)         those items set forth in Section 2.10(a) of the Disclosure Schedules;

(ii)        liens for Taxes, assessments or other governmental charges not yet delinquent or the amount or validity of which is being contested in good faith by appropriate proceedings;

(iii)        mechanics, carriers’, workmen’s, repairmen’s or other like liens or similar Encumbrances arising or incurred in the ordinary course of business consistent with past practice for amounts that are not delinquent or the amount and validity of which is being contested in good faith and which have not and would not reasonably be expected to be, individually or in the aggregate, materially adverse to the business of the Company or any Subsidiary;

(iv)       defects, exceptions, restrictions, easements, rights of way, zoning ordinances and other similar encumbrances affecting Real Property that are disclosed in the title reports used for the most recent appraisals of Real Property; or

(v)        other than with respect to owned Real Property, liens arising under original purchase price conditional sales contracts and equipment leases with third parties entered into in the ordinary course of business consistent with past practice which are not, individually or in the aggregate, material to the business of the Company and its Subsidiaries taken as a whole.

(b)     Section 2.10(b) of the Disclosure Schedules lists (i) the street address of each parcel of Real Property; (ii) if such property is leased or subleased by the Company or any Subsidiary, the landlord under the lease, the rental amount currently being paid, and the expiration of the term of such lease or sublease for each leased or subleased property; and (iii) the current use of such property. With respect to owned Real Property, Seller has delivered or made available to Buyer, to the extent in Company’s possession, copies of the deeds and other instruments (as recorded) by which the Company or the applicable Subsidiary acquired such Real Property, and copies of all title insurance policies, opinions, abstracts and surveys in the possession of Seller, the Company or any Subsidiary and relating to the Real Property. With respect to leased Real Property, Seller has delivered or made available to Buyer copies of any leases affecting the Real Property. Except as set forth in Section 2.10(b) of the Disclosure Schedules, neither the Company nor any Subsidiary is a sublessor or grantor under any sublease or other instrument granting to any other Person any right to the possession, lease, occupancy or enjoyment of any leased Real Property. Except as would not reasonably be expected to have a Company Material Adverse Effect, (i) the use and operation of the Real Property in the conduct of the Company’s or any Subsidiary’s business do not violate in any material respect any Law, covenant, condition, restriction, easement, license, permit or agreement; (ii) no material improvements constituting a part of the Real Property materially encroach on real property owned or leased by a Person other than the Company or any Subsidiary; (iii) there are no Actions pending nor, to the Seller’s Knowledge, threatened against or affecting the Real Property or any portion thereof or interest therein in the nature or in lieu of condemnation or eminent domain proceedings. The information set forth on the first page of the Real Property Spreadsheet is substantially true and accurate.

2.11     Intellectual Property.

(a)     Section 2.11(a) of the Disclosure Schedules lists all (i) Company IP Registrations and (ii) Company Intellectual Property, including software, that are not registered but that are material to the Company’s or any Subsidiary’s business or operations. Except as had not had, and would not reasonably be expected to have, a Company Material Adverse Effect, all required filings and fees related to the Company IP Registrations have been timely filed with and paid to the relevant Governmental Authorities and authorized registrars, and all Company IP Registrations are otherwise in good standing.

(b)     Section 2.11(b) of the Disclosure Schedules lists all material Company IP Agreements. Seller has provided Buyer with copies of all such material Company IP Agreements in Seller’s possession, including all material modifications, amendments and supplements thereto and waivers thereunder. Each Company IP Agreement is valid and binding on the Company or its Subsidiary, as applicable, in accordance with its terms and is in full force and effect except for the failure to be so valid and binding as has not and would not reasonably be expected to have a Company Material Adverse Effect. To Seller’s Knowledge, none of the Company, any Subsidiary or any other party thereto is in material breach of or material default under (or, to Seller’s Knowledge, is alleged to be in material breach of or material default under), or has provided or received any notice of breach or default of or any intention to terminate, any material Company IP Agreement.

(c)     Except as set forth in Section 2.11(c) of the Disclosure Schedules, and as has not had, and would not reasonably be expected to have, a Company Material Adverse Effect the Company or its applicable Subsidiary is the sole and exclusive legal and beneficial, and with respect to the Company IP Registrations, record owner or licensee, as the case may be, of all right, title and interest in and to the Company Intellectual Property, and has the valid right to use all other Intellectual Property used in or necessary for the conduct of the current business or operations of the Company and its Subsidiaries, in each case, free and clear of Encumbrances other than Permitted Encumbrances.

(d)     Except as has not had, and would not reasonably be expected to have, a Company Material Adverse Effect, the completion of the transactions contemplated hereunder will not result in the loss or impairment of or payment of any additional amounts with respect to, nor require the consent of any other Person in respect of, the Company’s or any Subsidiary’s right to own, use or hold for use any Intellectual Property as owned, used or held for use in the conduct of the business or operations of the Company and its Subsidiaries as currently conducted.

(e)     Except as has not had, and would not reasonably be expected to have, a Company Material Adverse Effect, (i) the Company’s and each Subsidiary’s rights in the Company Intellectual Property are valid, subsisting and enforceable; and (ii) the Company and its Subsidiaries have taken all commercially reasonable steps to maintain the Company Intellectual Property and to protect and preserve the confidentiality of all trade secrets included in the Company Intellectual Property.

(f)     Except as set forth in Section 2.11(f) of the Disclosure Schedules, Seller, the Company and its Subsidiaries have not received any written notice that the conduct of the business of the Company and its Subsidiaries as currently conducted, and the products, processes and services of the Company and its Subsidiaries, have materially infringed, misappropriated, diluted or otherwise violated, or materially infringe, dilute, misappropriate or otherwise violate, the Intellectual Property or other rights of any Person. To Seller’s Knowledge, no Person has materially infringed, misappropriated, diluted or otherwise violated, or is currently materially infringing, misappropriating, diluting or otherwise violating, any Company Intellectual Property.

(g)     There are no Actions settled, pending or, to Seller’s Knowledge, threatened (including in the form of offers to obtain a license) where the estimated liability exceeds $300,000.00: (i) alleging any infringement, misappropriation, dilution or violation of the Intellectual Property of any Person by the Company or any Subsidiary; (ii) challenging the validity, enforceability, registrability or ownership of any Company Intellectual Property or the rights of the Company or any Subsidiary with respect to any Company Intellectual Property; or (iii) by the Company or any Subsidiary or any other Person alleging any infringement, misappropriation, dilution or violation by any Person of the Company Intellectual Property. Neither the Company nor any Subsidiary is subject to any outstanding or prospective Governmental Order (including any motion or petition therefor) that does or would materially restrict or impair the use of any material Company Intellectual Property.

2.12     Inventory. Except as has not had and would not reasonably be expected to have a Company Material Adverse Effect, all inventory of the Company and its Subsidiaries, whether or not reflected in the Balance Sheet, consists of a quality and quantity usable and salable in the ordinary course of business consistent with past practice, except for obsolete, damaged, defective or slow-moving items that have been written off or written down to fair market value or for which adequate reserves have been established. Except as has not had and would not reasonably be expected to have a Company Material Adverse Effect and except as specified in Section 2.12 of the Disclosure Schedules, all such inventory is owned by the Company free and clear of all Encumbrances, and no inventory is held on a consignment basis.

2.13     Accounts Receivable. The accounts receivable reflected on the Interim Balance Sheet and the accounts receivable arising after the date thereof (a) have arisen from bona fide transactions entered into by the Company or its Subsidiaries involving the sale of goods or the rendering of services in the ordinary course of business consistent with past practice; (b) constitute only valid, undisputed claims of the Company or its Subsidiaries not subject to claims of set-off or other defenses or counterclaims other than normal cash discounts accrued in the ordinary course of business consistent with past practice; and (c) subject to a reserve for bad debts shown on the Interim Balance Sheet or, with respect to accounts receivable arising after the Interim Balance Sheet Date, on the accounting records of the Company, are, to Seller’s Knowledge, collectible in full within 90 days after billing. The reserve for bad debts shown on the Interim Balance Sheet or, with respect to accounts receivable arising after the Interim Balance Sheet Date, on the accounting records of the Company, has been determined in accordance with GAAP, consistently applied, subject to normal year-end adjustments and the absence of disclosures normally made in footnotes.

2.14     Customers, Manufacturers and Suppliers.

(a)     Section 2.14(a) of the Disclosure Schedules sets forth (i) each consumer who has paid aggregate consideration to the Company or a single Subsidiary for goods or services rendered in an amount greater than or equal to $300,000 for each of the two most recent fiscal years (collectively, the “Material Customers”); and (ii) the amount of consideration paid by each Material Customer during such periods. Except as set forth in Section 2.14(a) of the Disclosure Schedules, to Seller’s Knowledge neither the Company nor any Subsidiary has received any notice that any of its Material Customers has ceased, or intends to cease after the Closing, to use the goods or services of the Company or any Subsidiary or to otherwise terminate or materially reduce its relationship with the Company or any Subsidiary.

(b)     Section 2.14(b) of the Disclosure Schedules sets forth (i) each supplier to whom the Company or any Subsidiary has paid aggregate consideration for goods or services rendered in an amount greater than or equal to $500,000 for each of the two most recent fiscal years (collectively, the “Material Suppliers”); and (ii) the amount of purchases from each Material Supplier during such periods. To Seller’s Knowledge, neither the Company nor any Subsidiary has received any notice, that any of its Material Suppliers has ceased, or intends to cease, to supply goods or services to the Company or any Subsidiary or to otherwise terminate or materially reduce such Material Supplier’s relationship with the Company or any Subsidiary. The term “supplier” shall not include any Manufacturer from which the Company and/or its Subsidiaries purchase any vehicles, parts, accessories and/or services in the ordinary course of business.

(c)     Since December 31, 2012, except as set forth on Section 2.14(c) of the Disclosure Schedules, no Manufacturer with which the Company or any Subsidiary conducts business has: (i) notified the Company, any Subsidiary or Seller of any material deficiency in dealership operations (including brand imaging, facility conditions, sales efficiency, customer satisfaction, warranty work and reimbursement, or sales incentives), except in the ordinary course of business consistent with past practices; (ii) otherwise advised the Company, any Subsidiary or Seller of a present or future need for material facility improvements or upgrades in connection with any dealership or any dealership premises of the Company or any Subsidiary except as set forth in Section 2.14(c) of the Disclosure Schedules; (iii) notified the Company, any Subsidiary or Seller in writing of the awarding or possible awarding of a manufacturer franchise to any Person in the states in which any of the Company’s dealerships operate; or (iv) conducted any audit of the Company’s sales practices and documentation or service practices and warranty claim documentation, except in the ordinary course of business consistent with past practices. Except as set forth in Section 2.14(c) of the Disclosure Schedules, neither the Company nor any Subsidiary has been subject to a chargeback, or, to Seller’s Knowledge, a threatened chargeback, of monies previously paid to the Company or any Subsidiary with respect to its vehicle sales and warranty claims in an aggregate amount exceeding $500,000 in the twenty-four (24) month period preceding the date hereof.

(d)     Other than Contracts that have expired pursuant to their express terms or that were terminated by the Company or any of its Subsidiaries in connection with the sale of a dealership business to a third party, since December 31, 2011, no Manufacturer has terminated its relationship with the Company or any Subsidiary or materially reduced its pricing with the Company or any Subsidiary and no Manufacturer has notified the Company or any Subsidiary in writing that it intends to terminate or materially reduce its pricing with the Company or any Subsidiary. Since December 31, 2011, neither the Company nor any Subsidiary has (i) received any written notice or other communication from any Manufacturer that such Manufacturer will not continue as a supplier of the Company and its Subsidiaries after the Closing or that such Manufacturer intends to terminate or materially modify existing Contracts with the Company or its Subsidiaries or (ii) received any written complaint from any Manufacturer regarding the products or services of the Company or its Subsidiaries, except in the ordinary course of business.

2.15     Insurance. Section 2.15 of the Disclosure Schedules sets forth a list, as of the date hereof, of all current policies or binders of fire, liability, product liability, umbrella liability, real and personal property, workers’ compensation, vehicular, directors’ and officers’ liability, fiduciary liability and other casualty and property insurance maintained by the Company or any Subsidiary and relating to the assets, business, operations, employees, officers and directors of the Company or its Subsidiaries (collectively, the “Insurance Policies”). Such Insurance Policies are in full force and effect, will be renewed in the ordinary course of business and shall remain in full force and effect following the completion of the transactions contemplated by this Agreement. Neither Seller nor, to Seller’s Knowledge, any of its Affiliates (including the Company and any Subsidiary), have received any written notice of cancellation of, premium increase with respect to, or material alteration of coverage under, any of such Insurance Policies. All premiums due on such Insurance Policies have either been paid or, if due and payable prior to Closing, will be paid prior to Closing in accordance with the payment terms of each Insurance Policy. Except as set forth in Section 2.15 of the Disclosure Schedules, the Insurance Policies do not provide for any retrospective premium adjustment or other experience-based liability on the part of the Company or any Subsidiary. All such Insurance Policies (a) are valid and binding in accordance with their terms; (b) are provided by carriers who are, to Seller’s Knowledge, financially solvent; and (c) have not, to Seller’s Knowledge, been subject to any lapse in coverage. Except as set forth on Section 2.15 of the Disclosure Schedules or otherwise delivered by Seller to Buyer in writing on or before July 15, 2014 with specific reference made to this Section of the Disclosure Schedules, there are no claims related to the business of the Company or any Subsidiary pending under any Insurance Policies as to which coverage has been denied or disputed or in respect of which there is an outstanding reservation of rights.

2.16     Legal Proceedings; Governmental Orders.

(a)     Except as set forth in Section 2.16(a) of the Disclosure Schedules or otherwise delivered by Seller to Buyer in writing on or before July 15, 2014 with specific reference made to this Section of the Disclosure Schedules, there are no Actions pending or, to Seller’s Knowledge, threatened (a) against or by the Company or any Subsidiary affecting any of their respective properties or assets with an estimated or expected contingent liability in excess of $300,000; or (b) against or by the Company, any Subsidiary, Seller or any of their Affiliates that challenges or seeks to prevent, enjoin or otherwise delay the transactions contemplated by this Agreement. To Seller’s Knowledge, no event has occurred or circumstances exist that would be reasonably likely to give rise to any such Action.

(b)     Except as set forth in Section 2.16(b) of the Disclosure Schedules or as otherwise delivered by Seller to Buyer in writing on or before July 15, 2014 with specific reference made to this Section of the Disclosure Schedules, there are no outstanding material Governmental Orders and no material unsatisfied judgments, penalties or awards against or affecting the Company, any Subsidiary or any of their respective material properties or assets. The Company and each Subsidiary is in compliance with the terms of each Governmental Order set forth in Section 2.16(b) of the Disclosure Schedules. To Seller’s Knowledge, no event has occurred that constitutes or could reasonably be expected to result in (with or without notice or lapse of time) a violation of any such Governmental Order.

2.17     Compliance with Laws; Permits.

(a)     Except as set forth in Section 2.17(a) of the Disclosure Schedules, to Seller’s Knowledge the Company and each Subsidiary has complied, and is now in compliance, in all material respects with all Laws applicable to it or their respective business, properties or assets.

(b)     All Permits required for the Company and its Subsidiaries to conduct their respective businesses substantially as conducted as of the date hereof have been obtained and are valid and in full force and effect. All fees and charges with respect to such Permits as of the date hereof have been paid in full except to the extent not required to have been paid in full. Section 2.17(b) of the Disclosure Schedules lists all current material Permits issued to the Company or any Subsidiary, including the names of the Permits and their respective dates of issuance and expiration, in each case, to the extent Known by the Seller. To Seller’s Knowledge, no event has occurred that, with or without notice or lapse of time or both, would reasonably be expected to result in the revocation or suspension of any material Permit set forth in Section 2.17(b) of the Disclosure Schedules.

2.18     Environmental Matters.

(a)     Except as disclosed in the environmental reports listed in Section 2.18(a) of the Disclosure Schedules (the “Environmental Reports”), the Company and each Subsidiary is in compliance with all Environmental Laws and has not, and Seller has not, received from any Person any: (i) Environmental Notice or Environmental Claim; or (ii) written request for information pursuant to Environmental Law, which, in each case, either remains pending or unresolved, or is the source of ongoing obligations or requirements as of the Closing Date.

(b)     Except as disclosed in the Environmental Reports, the Company and each Subsidiary has obtained and is in material compliance with all Environmental Permits ( the material ones of which are disclosed in Section 2.18(b) of the Disclosure Schedules) necessary for the ownership, lease, operation or use of the business or assets of the Company and each Subsidiary, and all such Environmental Permits are in full force and effect and will be maintained in full force and effect by Seller through the Closing Date in accordance with Environmental Law. Except as disclosed in the Environmental Reports, neither the Company nor Seller is aware of any condition, event or circumstance that might prevent or impede, after the Closing Date, the ownership, lease, operation or use of the business or assets of the Company or any Subsidiary as currently carried out. With respect to all Environmental Permits, Seller has undertaken, or will undertake prior to the Closing Date, all measures necessary to ensure that they continue in effect, and neither the Company nor Seller is aware of any condition, event or circumstance that might prevent or impede their continued effectiveness. Neither the Company nor Seller has received any Environmental Notice or written communication regarding any material adverse change in the status or terms and conditions of the Environmental Permits necessary for the ownership, lease, operation or use of the business or assets of the Company and each Subsidiary.

(c)     Except as disclosed in the Environmental Reports, no real property currently or formerly owned, operated or leased by the Company or any Subsidiary is listed on, or has been proposed for listing on, the National Priorities List (or CERCLIS) under CERCLA, or any similar state list.

(d)     Except as set forth on Section 2.18(d) of the Disclosure Schedules, to Seller’s Knowledge there has been no material Release of Hazardous Materials in contravention of Environmental Law with respect to the business or assets of the Company or any Subsidiary or any real property owned, operated or leased by the Company or any Subsidiary, and none of the Company, any Subsidiary or Seller has received an Environmental Notice that any real property owned, operated or leased in connection with the business of the Company or any Subsidiary (including soils, groundwater, surface water, buildings and other structure located on any such real property) has been contaminated with any Hazardous Material which could reasonably be expected to result in an Environmental Claim against, or a violation of Environmental Law or term of any Environmental Permit by, Seller, the Company or any Subsidiary.

(e)     Section 2.18(e) of the Disclosure Schedules contains a complete and accurate list of all off-site Hazardous Materials collection companies used by the Company, any Subsidiary or Seller in the conduct of the business of the Company and its Subsidiaries as to which the Company, any Subsidiary or any Seller for the ten (10) year period preceding the date of this Agreement may retain liability, and none of Seller, the Company or any Subsidiary has received any Environmental Notice regarding potential liabilities with respect to such off-site Hazardous Materials collection companies used by the Company, any Subsidiary or Seller that has had, or would reasonably be expected to have, a Company Material Adverse Effect.

(f)     Section 2.18(f) of the Disclosure Schedules sets forth a list or such list has otherwise been delivered by Seller to Buyer in writing before July 15, 2014 with specific reference made to this Section of the Disclosure Schedules: (i) any and all material environmental reports, studies, audits, records, sampling data, site assessments, risk assessments, economic models and other similar documents with respect to the business or assets of the Company or any Subsidiary or any currently owned, operated or leased real property which documents are in the possession of Seller, the Company or any Subsidiary related to compliance with Environmental Laws, Environmental Claims or an Environmental Notice or the Release of Hazardous Materials; and (ii) as of the date hereof, any and all material documents concerning planned or anticipated capital expenditures required to reduce, offset, limit or otherwise control pollution and/or emissions, manage waste or otherwise ensure compliance with current or future Environmental Laws (including, without limitation, costs of remediation, pollution control equipment and operational changes).

(g)     To the Knowledge of Seller and the Company, there is no condition, event or circumstance concerning the Release or regulation of Hazardous Materials that might, after the Closing Date, prevent or materially increase the costs associated with the ownership, lease, operation, performance or use of the business or assets of the Company or any Subsidiary as currently carried out.

2.19     Employee Benefit Matters.

(a)     Section 2.19(a) of the Disclosure Schedules contains a true and complete list, as of the date hereof, of each material pension, benefit, retirement, compensation, employment, consulting, profit-sharing, deferred compensation, incentive, bonus, performance award, phantom equity, stock or stock-based, change in control employment agreement, retention, severance, vacation, paid time off, welfare, fringe-benefit and other similar agreement, plan, policy, program or arrangement (and any material amendments thereto), in each case whether funded or unfunded, including each “employee benefit plan” within the meaning of Section 3(3) of ERISA, whether or not tax-qualified and whether or not subject to ERISA, which is or has been maintained, sponsored, contributed to, or required to be contributed to by the Company or any Subsidiary at any time during the three-year period preceding the Closing Date for the benefit of any current employee, officer, director, retiree, independent contractor or consultant of the Company or any Subsidiary or any spouse or dependent of such individual, (as listed on Section 2.19(a) of the Disclosure Schedules, each, a “Benefit Plan”). Section 2.19(a) of the Disclosure Schedules separately identifies (i) each Benefit Plan that contains a change in control provision and (ii) each Benefit Plan that is maintained, sponsored, contributed to, or required to be contributed to by the Company or any Subsidiary primarily for the benefit of employees outside of the United States (a “Non-U.S. Benefit Plan”).

(b)     With respect to each Benefit Plan (other than any multiemployer plan within the meaning of Section 3(37) of ERISA (each a “Multiemployer Plan”)), Seller has made available to Buyer copies of each of the following as of the date hereof: (i) where the Benefit Plan has been reduced to writing, the material plan document together with all material amendments; (ii) where the Benefit Plan has not been reduced to writing, a written summary of all material plan terms; (iii)  copies of any material summary plan descriptions, summaries of material modifications, employee handbooks relating to any Benefit Plan; (iv) in the case of any Benefit Plan that is intended to be qualified under Section 401(a) of the Code, a copy of the most recent determination, opinion or advisory letter from the Internal Revenue Service; (v) in the case of any Benefit Plan for which a Form 5500 is required to be filed, a copy of the two most recently filed Form 5500s, with schedules and financial statements attached; (vi) actuarial valuations and reports related to any Benefit Plans with respect to the two most recently completed plan years; (vii) the most recent nondiscrimination tests performed under the Code; and (viii) copies of material notices, letters or other correspondence from the Internal Revenue Service, Department of Labor, Pension Benefit Guaranty Corporation or other Governmental Authority relating to the Benefit Plan.

(c)     Except as set forth in Section 2.19(c) of the Disclosure Schedules, to Seller’s Knowledge each Benefit Plan and related trust (other than any multiemployer plan) has been established, administered and maintained substantially in accordance with its terms and in substantial compliance with all applicable Laws (including ERISA, the Code and any applicable local Laws) in all material respects. Each Benefit Plan that is intended to be qualified under Section 401(a) of the Code (a “Qualified Benefit Plan”) (other than any Multiemployer Plans) is so qualified and has received a favorable and current determination letter from the Internal Revenue Service, or with respect to a prototype plan, can rely on an opinion letter from the Internal Revenue Service to the prototype plan sponsor, to the effect that such Qualified Benefit Plan is so qualified and that the plan and the trust related thereto are exempt from federal income taxes under Sections 401(a) and 501(a), respectively, of the Code, has been amended to comply with all substantial legal requirements within the remedial amendment period applicable to those requirements or the remedial amendment period applicable to those requirements has not expired, and, to Seller’s Knowledge, nothing has occurred that would reasonably be expected to adversely affect the qualified status of any Qualified Benefit Plan (other than any Multiemployer Plans). Except as set forth in Section 2.19(c) of the Disclosure Schedules, all benefits, contributions and premiums (including any stop-loss insurance premiums associated with any “group health plan” (as such term is defined in Section 5000(b)(1) of the Code) relating to each Benefit Plan (other than any Multiemployer Plan) have been timely paid in accordance with the terms of such Benefit Plan and any related insurance contracts and all applicable Laws and accounting principles, and all benefits under any unfunded Benefit Plan have been paid, accrued or otherwise adequately reserved to the extent required by, and in accordance with, GAAP in all material respects. All Non-U.S. Benefit Plans sponsored by Seller, if any, that are intended to be funded and/or book-reserved are funded and/or book-reserved, as appropriate, based upon reasonable actuarial assumptions. With respect to the ESOP, the Company or a Subsidiary or an ERISA Affiliate of the Company or the ESOP maintains and has always maintained since the initial effective date of the ESOP ERISA fiduciary liability insurance coverage.

(d)     None of the Company, any Subsidiary or any of their ERISA Affiliates has (i) incurred, either directly or indirectly, any material Liability under Title I or Title IV of ERISA or related provisions of the Code or applicable local Law relating to employee benefit plans; (ii) failed to timely pay premiums to the Pension Benefit Guaranty Corporation; or (iii) withdrawn from any Benefit Plan during the six-year period prior to the Closing except for such material Liability, failure or withdrawal as has not had and would not reasonably be expected to have a Company Material Adverse Effect.

(e)     With respect to each Benefit Plan as of the date hereof (i) except as set forth in Section 2.19(e) of the Disclosure Schedules, no such plan is a Multiemployer Plan, and (A) all contributions required to be paid by the Company, any Subsidiary or their ERISA Affiliates have been timely paid to the applicable Multiemployer Plan; (B) none of the Company, any Subsidiary or any ERISA Affiliate has had an obligation to contribute to or sponsored any defined pension plan, including a defined benefit pension plan is a Multiemployer Plan during the six-year period prior to the Closing; and (ii) no such plan is a “multiple employer plan” within the meaning of Section 413(c) of the Code or a “multiple employer welfare arrangement” (as defined in Section 3(40) of ERISA).

(f)     Except as set forth in Section 2.19(f) of the Disclosure Schedules, other than any Multiemployer Plan there is no pending or, to Seller’s Knowledge, threatened material Action relating to a Benefit Plan (other than routine claims for benefits), and no Benefit Plan has within the three years before the date hereof been the subject of a material audit by a Governmental Authority or the subject of an application or filing under or is a participant in, an amnesty, voluntary compliance, self-correction or similar program sponsored by any Governmental Authority.

(g)     There has been no amendment to, announcement by Seller, the Company, or any Subsidiary, or change in employee participation or coverage under any Benefit Plan or collective bargaining agreement (but excluding Multiemployer Plans) that would materially increase the annual expense of maintaining such plan above the level of the expense incurred for the most recently completed fiscal year with respect to any director, officer, employee, independent contractor or consultant, as applicable.

(h)     Each Benefit Plan that is subject to Section 409A of the Code has during the six-year period prior to the Closing been administered in substantial compliance with its terms and the operational and documentary requirements of Section 409A of the Code and substantially all applicable regulatory guidance (including notices, rulings and proposed and final regulations) thereunder. None of the Company or any Subsidiary has any obligation to gross up, indemnify or otherwise reimburse any individual for any excise taxes, interest or penalties incurred pursuant to Section 409A of the Code.

(i)     Except as set forth in Section 2.19(i) of the Disclosure Schedules, neither the execution of this Agreement nor the completion of any of the material transactions contemplated by this Agreement will (either alone or upon the occurrence of any additional or subsequent events): (i) entitle any current or former director, officer, employee, independent contractor or consultant of the Company or any Subsidiary to severance pay or any other payment; (ii) except as otherwise contemplated by the transactions contemplated by this Agreement and/or the Seller Transaction Documents, accelerate the time of payment, funding or vesting, or increase the amount of compensation due to any such individual; (iii) limit or restrict the right of the Company or any Subsidiary to merge, amend or terminate any Benefit Plan; (iv) increase the amount payable under or result in any other material obligation pursuant to any Benefit Plan; (v) result in “excess parachute payments” within the meaning of Section 280G(b) of the Code; or (vi) require a “gross-up” or other payment to any “disqualified individual” within the meaning of Section 280G(c) of the Code. Seller has made available to Buyer copies of any Section 280G calculations prepared (whether or not final) with respect to any disqualified individual in connection with the transactions.

(j)     With respect to any Benefit Plan other than any Multiemployer Plans, there has been no prohibited transaction within the meaning of Section 406 of ERISA or Section 4975 of the Code during the six-year period prior to the Closing which failed to qualify for a prohibited transaction exemption under Section 408 of ERISA or Section 4975(d) of the Code.

2.20     Employment Matters.

(a)     A list has been made available to Buyer of all persons who are employees, independent contractors or consultants of the Company or any Subsidiary as May 1, 2014, including any employee who is on a leave of absence of any nature, paid or unpaid, authorized or unauthorized, and sets forth for each such individual the following: (i) name; (ii) title or position (including whether full or part time); (iii) hire date; (iv) current annual base compensation rate; (v) commission, bonus or other incentive-based compensation; and (vi) a description of the fringe benefits provided to each such individual as of the date hereof.

(b)     Except as set forth in Section 2.20(b) of the Disclosure Schedules, as of the date hereof, none of the Company or any Subsidiary is, and has been for the past three years, a party to, bound by, or negotiating any collective bargaining agreement or other Contract with a union, works council or labor organization (collectively, “Union”), and there is not, and has not been for the past three years, any Union representing any employee of the Company or any Subsidiary, and, to Seller’s Knowledge, no Union or group of employees is seeking or has sought to organize employees for the purpose of collective bargaining. Except as set forth in Section 2.20(b) of the Disclosure Schedules, in the past two years there has not been, any strike, work stoppage, lockout, or collective refusal to work overtime or other similar labor disruption or dispute affecting the Company or any Subsidiary or any of their employees.

(c)     To Seller’s Knowledge, the Company and each Subsidiary are in compliance in all material respects with the terms of the collective bargaining agreements and other Contracts listed on Section 2.20(b) of the Disclosure Schedules and all applicable Laws pertaining to employment and employment practices, including all Laws relating to labor relations, equal employment opportunities, fair employment practices, employment discrimination, harassment, retaliation, reasonable accomodation, disability rights or benefits, immigration, wages, hours, overtime compensation, child labor, hiring, promotion and termination of employees, working conditions, meal and break periods, privacy, health and safety, workers’ compensation, leaves of absence and unemployment insurance, except, in each case, to the extent that non-compliance has not and would not reasonably be expected to be materially adverse to the Company and its Subsidiaries taken as a whole. To Seller’s Knowledge, all individuals characterized and treated by the Company or any Subsidiary as independent contractors or consultants are properly treated as independent contractors under all applicable Laws. Except as set forth in Section 2.20(c) of the Disclosure Schedules, to Seller’s Knowledge, all employees of the Company or any Subsidiary classified as exempt under the Fair Labor Standards Act and state and local wage and hour laws are properly classified. Except as set forth in Section 2.20(c), there are no Actions for which liability is estimated to be in excess of $300,000.00 against the Company or any Subsidiary pending, or to the Seller’s Knowledge, threatened to be brought or filed, by or with any Governmental Authority or arbitrator in connection with the employment of any current or former applicant, employee, consultant, intern or independent contractor of the Company or any Subsidiary, including, without limitation, any claim relating to unfair labor practices, employment discrimination, harassment, retaliation, equal pay, wage and hours or any other employment related matter arising under applicable Laws.

(d)     The Company and each Subsidiary has complied with the WARN Act and have no current plans to undertake any action in the future that would trigger the WARN Act.

(e)     Neither the Company nor any Subsidiary is, or has been for the past two years, the subject of any audit, investigation or enforcement action by any Governmental Authority in connection with any Government Contract or related compliance with Executive Order No. 11246 of 1965 (“E.O. 11246”), Section 503 of the Rehabilitation Act of 1973 (“Section 503”) and the Vietnam Era Veterans’ Readjustment Assistance Act of 1974 (“VEVRAA”), including all implementing regulations. Neither the Company nor any Subsidiary has been debarred, suspended or otherwise made ineligible from doing business with the United States government or any government contractor.

2.21     Taxes. Except as set forth in Section 2.21 of the Disclosure Schedules:

(a)     All Tax Returns required to be filed on or before the Closing Date by the Company or any Subsidiary have been, or will be, timely filed. Such Tax Returns are, or will be, true, complete and correct in all material respects. All Taxes due and owing by the Company or any Subsidiary (whether or not shown on any Tax Return) have been, or will be, timely paid.

(b)     The Company and each Subsidiary has withheld and paid all Taxes required to have been withheld and paid in connection with amounts paid or owing to any employee, independent contractor, creditor, customer, shareholder or other party, and has complied with all information reporting and backup withholding provisions of applicable Law.

(c)     No claim has been made by any taxing authority in any jurisdiction where the Company or any Subsidiary does not file Tax Returns that it is, or may be, subject to Tax by that jurisdiction.

(d)     No extensions other than for tax year 2013 or waivers of statutes of limitations are currently outstanding with respect to any Taxes of the Company or any Subsidiary.

(e)     Section 2.21(e) of the Disclosure Schedules sets forth:

(i)     the taxable years of the Company and each Subsidiary as to which the applicable statutes of limitations on the assessment and collection of Taxes have not expired;

(ii)     those years for which examinations by the taxing authorities have been completed; and

(iii)     those taxable years for which examinations by taxing authorities are presently being conducted.

(f)     All deficiencies asserted, or assessments made, against the Company or any Subsidiary as a result of any examinations by any taxing authority have been fully paid.

(g)     Neither the Company nor any Subsidiary is a party to any Action by any taxing authority. There are no pending or threatened Actions by any taxing authority.

(h)     Seller has delivered to Buyer copies of all federal, state, local and foreign income, franchise and similar Tax Returns, examination reports, and statements of deficiencies assessed against, or agreed to by, the Company or any Subsidiary for all Tax periods ending after December 31, 2008.

(i)     There are no Encumbrances for Taxes (other than for current Taxes not yet due and payable) upon the assets of the Company or any Subsidiary.

(j)     Neither the Company nor any Subsidiary is a party to, or bound by, any Tax indemnity, Tax sharing or Tax allocation agreement, except among the Company and/or its Subsidiaries.

(k)     No private letter rulings, technical advice memoranda or similar agreement or rulings have been requested, entered into or issued by any taxing authority with respect to the Company or any Subsidiary.

(l)     None of the Company or any Subsidiary is party to any agreement, contract, arrangement or plan that has resulted or would result, separately or in the aggregate, in the payment of any “excess parachute payment” within the meaning of Section 280G of the Code (or any corresponding provision of state, local or foreign Tax law).

(m)     Neither the Company nor any Subsidiary has been a member of an affiliated, combined, consolidated or unitary Tax group for Tax purposes. Neither the Company nor any Subsidiary has Liability for Taxes of any Person (other than the Company and its Subsidiaries) under Treasury Regulations Section 1.1502-6 (or any corresponding provision of state, local or foreign Law), as transferee or successor, by contract or otherwise.

(n)     Neither the Company nor any Subsidiary will be required to include any item of income in, or exclude any item or deduction from, taxable income for any taxable period or portion thereof ending after the Closing Date as a result of:

(i)     any change in a method of accounting under Section 481 of the Code (or any comparable provision of state, local or foreign Tax Laws), or use of an improper method of accounting, for a taxable period ending on or prior to the Closing Date;

(ii)     an installment sale or open transaction occurring on or prior to the Closing Date;

(iii)     a prepaid amount received on or before the Closing Date;

(iv)     any closing agreement under Section 7121 of the Code, or similar provision of state, local or foreign Law; or

(v)     any election under Section 108(i) of the Code.

(o)     None of the Company nor any Subsidiary is or has been, during the applicable period specified in Section 897(c)(1)(a) of the Code, a United States real property holding corporation (as defined in Section 897(c)(2) of the Code).

(p)     Neither the Company nor any Subsidiary has been a “distributing corporation” or a “controlled corporation” in connection with a distribution described in Section 355 of the Code.

(q)     Neither the Company nor any Subsidiary is, or has been, a party to, or a promoter of, a “reportable transaction” within the meaning of Section 6707A(c)(1) of the Code and Treasury Regulations Section 1.6011-4(b) for any periods for which the applicable statute of limitations has not run.

(r)     There is currently no limitation on the utilization of net operating losses, capital losses, built-in losses, tax credits or similar items of the Company or any Subsidiary under Sections 269, 382, 383, 384 or 1502 of the Code and the Treasury Regulations thereunder (and comparable provisions of state, local or foreign Law).

(s)     Section 2.21(s) of the Disclosure Schedules sets forth all foreign jurisdictions in which the Company or any Subsidiary is subject to Tax, is engaged in business or has a permanent establishment. Neither the Company nor any Subsidiary has entered into a gain recognition agreement pursuant to Treasury Regulations Section 1.367(a)-8. Neither the Company nor any Subsidiary has transferred an intangible, the transfer of which would be subject to the rules of Section 367(d) of the Code.

(t)     Section 2.21(t) of the Disclosure Schedules sets forth the Subsidiaries of the Company that are properly characterized as disregarded entities for Untied States federal income tax purposes and the Subsidiaries that are properly characterized as corporations for United States federal income tax purposes.

(u)     Except a set forth in Section 2.21(u) of the Disclosure Schedules, each of the Company and its Subsidiaries has filed with the appropriate Governmental Authorities all unclaimed property reports as required under applicable Laws.

2.22     Books and Records. The minute books and stock record books of the Company and each Subsidiary for the five (5) year period preceding the date hereof have been made available to Buyer and are substantially complete and correct in all material respects and have been maintained in the ordinary course of business consistent with past practices. Since December 31, 2008 to the date hereof, the minute books of the Company and each Subsidiary contain accurate and complete records in all material respects of all meetings, and actions taken by written consent of, the stockholders (or other holders of equity interests), the board of directors (or manager(s)) and any committees of the board of directors (or manager(s)) of the Company or the applicable Subsidiary, and no meeting, or action taken by written consent, of any such stockholders (or other holders of equity interests), board of directors (or manager(s)) or committee has been held for which minutes have not been prepared and are not contained in such minute books, except for the minutes of the most recent meeting of the board of directors of the Company which have not yet been presented to and approved by the board of directors of the Company. At the Closing, all of those books and records in the possession of the Company or the applicable Subsidiary shall remain in their possession.

2.23     Brokers. Except for Houlihan Lokey, no broker, finder or investment banker is entitled to any brokerage, finder’s or other fee or commission in connection with the transactions contemplated by this Agreement or any other Transaction Document based upon arrangements made by or on behalf of Seller.

2.24     Product Warranties and Service and Maintenance Programs. To Seller’s Knowledge, each New Car, each Used Car and any Parts sold, installed or delivered by the Company or any Subsidiary has been in material conformity with all product specifications, all express and implied warranties and all applicable Laws. Neither the Company nor any Subsidiary has any Liability for replacement, servicing or repair of any New Car, Used Car, Parts or other damages in connection therewith or any other customer or product obligations not properly reserved against on the Balance Sheet as required under GAAP. To Seller’s Knowledge, neither the Company nor any Subsidiary has any material Liability arising out of any injury to individuals or property as a result of the ownership, possession, or use of any New Car, Used Car or Parts, or any other product repaired, maintained, delivered, sold or installed, or services rendered by or on behalf of, the Company or any Subsidiary. To Seller’s Knowledge, none of the Company or any Subsidiary has committed any act or failed to commit any act which would result in, and there has been no occurrence which would give rise to or form the basis of, any product liability or material Liability for breach of warranty (whether or not covered by insurance) on the part of the Company or any Subsidiary with respect to any New Car, Used Car, Parts, or any other products repaired, maintained, delivered, sold or installed, or services rendered by or on behalf of, the Company or any Subsidiary. To Seller’s Knowledge, all repairs to any New Car or Used Car, or any Parts installed or delivered by the Company or any Subsidiary, have been made materially in accordance with the applicable manufacturer’s specifications. None of the Company or any Subsidiary has, or has agreed to accept for others, any warranty or service obligations to any Person, or offered its customers any marketing or added-value programs or plans for which the Company or any Subsidiary is responsible for administration or the liability thereof, including, but not limited to, programs commonly called “tires for life,” “oil changes for life,” “car wash/detailing service plans,” “rewards programs” or any similar offers, except (a) as set forth in Section 2.24 of the Disclosure Schedules or (b) as may be required by any Manufacturer with respect to programs, warranties and similar products pursuant to the terms of the applicable Franchise Agreement. Except as provided for under the terms of service contracts sold by the Company or a Subsidiary and agreements with third-party service providers, neither the Company nor any Subsidiary has any agreement with a customer to return or refund any portion of amounts paid for an extended warranty or service contract.

2.25     Rights of First Refusal. Except as provided under this Agreement and pursuant to the Franchise Agreements (including framework agreements), no Person has any right to acquire all or any material portion of the business of the Company or any Subsidiary or any dealership rights or franchise rights or privileges of the Company or any Subsidiary.

2.26     No Other Representations and Warranties. Except for Seller's representations and warranties contained in the Seller Transaction Documents (including the Disclosure Schedules), Seller has not made and is not making to Buyer any other express or implied representation or warranty.

SECTION 3
REPRESENTATIONS AND WARRANTIES OF BUYER

Except as set forth in the correspondingly numbered Section of the Disclosure Schedules, Buyer represents and warrants to Seller that the statements contained in this Section 3 are true and correct as of the date hereof.

3.01     Organization and Authority of Buyer. Buyer is a corporation duly organized, validly existing and in good standing under the Laws of the state of Oregon. Buyer has full corporate power and authority to enter into this Agreement and the other Buyer Transaction Documents, to carry out its obligations hereunder and thereunder and to complete the transactions contemplated hereby and thereby. The execution and delivery by Buyer of this Agreement and any other Buyer Transaction Document, the performance by Buyer of its obligations hereunder and thereunder and the completion by Buyer of the transactions contemplated hereby and thereby have been duly authorized by all requisite corporate action on the part of Buyer. This Agreement has been duly executed and delivered by Buyer, and (assuming due authorization, execution and delivery by Seller) this Agreement constitutes a legal, valid and binding obligation of Buyer enforceable against Buyer in accordance with its terms, except insofar as enforceability may be limited by applicable bankruptcy, insolvency, reorganization, moratorium or similar Laws affecting creditors’ rights generally, or by principles governing the availability of equitable remedies. When each other Buyer Transaction Document has been duly executed and delivered by Buyer (assuming due authorization, execution and delivery by each other party thereto), such Buyer Transaction Document will constitute a legal and binding obligation of Buyer enforceable against it in accordance with its terms.

3.02     Buyer Shares.

(a)     When issued, the Lithia Shares to be used by Buyer as Stock Consideration for the transactions contemplated herein will be duly and validly issued, fully paid and non-assessable and free of all liens, claims and encumbrances and any restrictions on transfer except those imposed under applicable Law.

(b)     The Lithia Shares will be issued in full compliance with the registration and prospectus delivery requirements of the Securities Act of 1933, as amended (the “Act”) and the registration and qualification requirements of all applicable state securities laws, or in compliance with applicable exemptions therefrom, and all other provisions of applicable federal and state securities laws and other applicable Laws. Seller may rely on Rule 144 under the Act to resell the Lithia Shares.

3.03     No Conflicts; Consents. The execution, delivery and performance by Buyer of this Agreement and the other Buyer Transaction Documents, and the completion of the transactions contemplated hereby and thereby, do not and will not: (a) conflict with or result in a violation or breach of, or default under, any provision of the certificate of incorporation, by-laws or other organizational documents of Buyer; (b) conflict with or result in a violation or breach of any provision of any Law or Governmental Order applicable to Buyer; or (c) except for consents from manufacturers, consents from agents or Buyer’s lenders under its credit facility and as set forth in Section 3.03 of the Disclosure Schedules, require the consent, notice or other action by any Person under any Contract to which Buyer is a party. No consent, approval, Permit, Governmental Order, declaration or filing with, or notice to, any Governmental Authority is required by or with respect to Buyer in connection with the execution and delivery of this Agreement and the other Buyer Transaction Documents and the completion of the transactions contemplated hereby and thereby, except for such filings as may be required under the HSR Act and such consents, approvals, Permits, Governmental Orders, declarations, filings or notices which, in the aggregate, if not obtained, would not have a Buyer Material Adverse Effect.

3.04     Buyer SEC Reports; Financial Statements.

(a)     Each of the reports required by the SEC (the “Buyer SEC Reports”), at the time of its filing or being furnished, complied in all material respects with the applicable requirements of the Exchange Act and the Securities Act and the rules and regulations promulgated thereunder applicable to the Buyer SEC Reports. As of their respective dates (or, if amended prior to the date hereof, as of the date of such amendment), the Buyer SEC Reports did not contain any untrue statement of a material fact or omit to state a material fact required to be stated therein or necessary to make the statements made therein, in light of the circumstances in which they were made, not misleading.

(b)     Each of the audited consolidated statements of income, changes in stockholders’ equity and cash flows of the Buyer and its consolidated subsidiaries included in or incorporated by reference into the Buyer SEC Reports (including any related notes and schedules) (i) have been prepared in accordance with GAAP applied on a consistent basis during the periods involved and (ii) present fairly, in all material respects, the consolidated financial position of Buyer and its consolidated subsidiaries as at the dates thereof and the consolidated results of income, changes in stockholders’ equity and cash flows of Buyer and its consolidated subsidiaries for the periods then ended.

3.05     Absence of Certain Changes, Events and Conditions. Since March 31, 2014, and other than in the ordinary course of business consistent with past practice, there has not been, with respect to the Buyer or any of its subsidiaries, any event, occurrence or development that has had, or could reasonably be expected to have, individually or in the aggregate, a Buyer Material Adverse Effect.

3.06     Investment Purpose. Buyer is acquiring the Shares solely for its own account for investment purposes and not with a view to, or for offer or sale in connection with, any distribution thereof. Buyer acknowledges that the Shares are not registered under the Securities Act or any state securities laws, and that the Shares may not be transferred or sold except pursuant to the registration provisions of the Securities Act or pursuant to an applicable exemption therefrom and subject to state securities laws and regulations, as applicable.

3.07     Brokers. No broker, finder or investment banker is entitled to any brokerage, finder’s or other fee or commission in connection with the transactions contemplated by this Agreement or any other Transaction Document based upon arrangements made by or on behalf of Buyer.

3.08     Financing. Buyer has delivered to Seller a capital plan, subject to the terms and conditions set forth therein, representing sufficient financing for the cash portion of the Initial Purchase Price (the “Capital Plan”).

3.09     Legal Proceedings. There are no Actions pending or, to Buyer’s knowledge, threatened against or by Buyer or any Affiliate of Buyer that challenge or seek to prevent, enjoin or otherwise delay the transactions contemplated by this Agreement. No event has occurred or circumstances exist that may give rise or serve as a basis for any such Action.

3.10     No Other Representations and Warranties. Except for Buyer’s representations and warranties contained in the Buyer Transaction Documents (including the Disclosure Schedules), Buyer has not made and is not making to Seller any other express or implied representation or warranty.

SECTION 4
COVENANTS OF SELLER.

4.01     Conduct of Business Prior to the Closing.

(a)     From the date hereof until the Closing or termination of this Agreement, except as provided in Schedule 4.01(a) of the Disclosure Schedules or otherwise provided in this Agreement or consented to in writing by Buyer (which consent shall not be unreasonably conditioned, withheld or delayed) and except as required by applicable Law, Seller shall, and shall cause the Company and each of its Subsidiaries to, (x) conduct the business of the Company and its Subsidiaries in the ordinary course of business consistent with past practice; and (y) use reasonable best efforts to preserve intact the current operations, organization, business and goodwill of the Company and its Subsidiaries and to preserve the rights, goodwill and relationships of their respective employees, customers, lenders, suppliers, and regulators. Without limiting the foregoing, from the date hereof until the Closing Date or termination of this Agreement, Seller shall:

(i)     cause the Company and each Subsidiary to preserve all of its material Permits and all of its Franchise Agreements;

(ii)     cause the Company and each Subsidiary to pay their respective debts, Taxes and other obligations when due;

(iii)     except for planned demolitions and in progress construction, cause the Company and each Subsidiary to maintain the properties and assets owned, operated or used by the Company or the Subsidiary in the same condition in all material respects as they were on the date of this Agreement, subject to reasonable wear and tear;

(iv)     cause the Company and each Subsidiary to continue in full force and effect without material modification all Insurance Policies, except as required by applicable Law;

(v)     cause the Company and each Subsidiary to perform in all material respects all of its obligations under all Material Contracts relating to or affecting their respective properties, assets or business;

(vi)     cause the Company and each Subsidiary to maintain its books and records in accordance with past practice and continue to collect accounts receivable and pay accounts payable utilizing procedures consistent with past practices;

(vii)     cause the Company and each Subsidiary to not violate any applicable Laws or Franchise Agreements; and

(viii)     cause the Company and each Subsidiary not to take or permit any action that would knowingly cause any of the changes, events or conditions described in Section 2.08 to occur.

(b)     Without limiting the generality of the foregoing, except as provided in Schedule 4.01(b) of the Disclosure Schedules or otherwise provided in this Agreement or with the prior written consent of Buyer in writing (which consent shall not be unreasonably conditioned, withheld or delayed) and except as required by applicable Law, Seller, the Company and each Subsidiary shall not, and Seller shall not permit the Company or any Subsidiary to:

(i)     declare, set aside, make or pay any dividend or other distribution in respect of the capital stock of, or other equity interests in, the Company or any Subsidiary;

(ii)     transfer, issue, sell, pledge, encumber or dispose of any shares of capital stock or other securities of, or other equity interests in, the Company or any Subsidiary or grant options, warrants, calls or other rights to purchase or otherwise acquire shares of the capital stock or other securities of, or other equity interests in, the Company or any Subsidiary;

(iii)     effect any recapitalization, reclassification, stock split, combination or like change in the capitalization of the Company or any Subsidiary, or amend the terms of any outstanding securities of the Company or any Subsidiary;

(iv)     amend the certificate of incorporation or bylaws or equivalent organizational or governing documents of the Company or any Subsidiary;

(v)     except as set forth in Schedule 4.01(b)(v) of the Disclosure Schedules (A) increase the salary or other compensation of any director, officer or employee of the Company or any Subsidiary, except in the ordinary course of business, (B) grant any unusual or extraordinary bonus, benefit or other direct or indirect compensation to any director, officer, employee or consultant, (C) increase the coverage or benefits available under any (or create any new) Benefit Plan or otherwise modify or amend or terminate any such Benefit Plan except in the ordinary course of business, or (D) enter into any employment, deferred compensation, severance, special pay, consulting, non-competition or similar agreement or arrangement with any directors or officers of the Company or any Subsidiary (or amend any such agreement to which the Company or any Subsidiary is a party), except in the ordinary course of business;

(vi)     except as set forth in Schedule 4.01(b)(vi) of the Disclosure Schedules (A) issue, create, incur, assume, guarantee, endorse or otherwise become liable or responsible with respect to (whether directly, contingently or otherwise) any indebtedness, except in the ordinary course of business; (B) pay, repay, discharge, purchase, repurchase or satisfy any indebtedness of the Company or any Subsidiary, except in the ordinary course of business; (C) modify the terms of any indebtedness or other Liability in any material aspect; or (D) default under any indebtedness of the Company or any Subsidiary; in each case (A) - (C) above, except for any such transactions between the Company and a Subsidiary of the Company or between Subsidiaries of the Company in the ordinary course of business, and except as provided in Section 6.01(m) (Payoff Letters);

(vii)     subject to any Encumbrance except Permitted Encumbrances or otherwise encumber, any of the material properties or assets (whether tangible or intangible) of the Company or any Subsidiary ;

(viii)     adopt a plan of complete or partial liquidation, dissolution, restructuring, recapitalization or other reorganization or alter the corporate structure of the Company or any Subsidiary;

(ix)     except as set forth in Schedule 4.01(b)(ix) of the Disclosure Schedules, acquire any dealerships or material properties or assets or sell, assign, license, transfer, convey, lease or otherwise dispose of any of the material properties or assets of, or used by, the Company or any Subsidiary, other than in the ordinary course of business;

(x)     enter into or agree to enter into any merger or consolidation with any Person, and not engage in any material new business or invest in, make a loan, advance or capital contribution to, or otherwise acquire the securities, of any other Person other than the Company and its Subsidiaries;

(xi)     except in the ordinary course of business, cancel or compromise any debt or claim or waive or release any material right of the Company or any Subsidiary except for the payment, discharge, settlement or satisfaction of liabilities (1) in accordance with their terms, (2) not in excess of $1,000,000 and (3) disclosed, reflected or reserved against in the Financial Statements;

(xii)     enter into, modify or terminate any labor or collective bargaining agreement of the Company or any Subsidiary;

(xiii)     except as set forth in Schedule 4.01(b)(xiii) of the Disclosure Schedules, introduce any material change with respect to the operation of the Company or its Subsidiaries as a whole involving any material change in the types, nature, composition or quality of its products or services, or, other than in the ordinary course of business, make any material change in product prices or terms of distributions of such products or materially change its pricing, discount, allowance or return policies or grant any material pricing, discount, allowance or return terms for any customer or supplier not in accordance with such policies except for policies sponsored or endorsed by any Manufacturer;

(xiv)     except as set forth in Schedule 4.01(b)(xiv) of the Disclosure Schedules, enter into any material transaction or enter into, modify or renew any Contract which by reason of its size, nature or otherwise is not in the ordinary course of business except for the renewal of Franchise Agreements and framework agreements in the ordinary course of business;

(xv)     except for transfers of cash pursuant to normal cash management practices in the ordinary course of business, make any investments in or loans to, or pay any fees or expenses to, or enter into or modify any Contract with Seller;

(xvi)     make a change in its accounting or Tax reporting principles, methods or policies;

(xvii)     enter into any Contract, understanding or commitment that restrains, restricts, limits or impedes the ability of the Company or any Subsidiary to compete with or conduct any business or line of business in any geographic area or solicit the employment of any persons;

(xviii)     enter into any material new lines of business;

(xix)     except in the ordinary course of business, terminate, amend, restate, supplement or waive any rights under any (A) Material Contract or (B) Permit;

(xx)     settle or compromise any pending or threatened Action or any claim or claims for, or that would result in a loss of revenue of, an amount that could reasonably be expected to be greater than $1,000,000 in the aggregate;

(xxi)     except in the ordinary course of business, materially change or modify its credit, collection or payment policies, procedures or practices, including receivables factoring (with or without recourse) or acceleration of collections of receivables (whether or not past due) or fail to pay or delay payment of payables or other liabilities;

(xxii)     take any action that would materially adversely affect the ability of Seller, the Company or any Subsidiary to complete the transactions contemplated by this Agreement; or

(xxiii)     agree to do anything (A) prohibited by this Section 4.01(b), (B) which makes any of the representations and warranties of Seller in any of the Seller Transaction Documents untrue or incorrect or that would reasonably be expected to result in any of the conditions to the Closing not being satisfied or (C) that would be reasonably expected to have a Company Material Adverse Effect.

4.02     Access to Information. From the date hereof until the Closing or the termination of this Agreement, Seller shall, and shall cause the Company and each Subsidiary to, (a) afford Buyer and its Representatives reasonable access, during normal business hours and upon reasonable prior notice, to and the right to inspect all of the Real Property, properties, assets, premises, books and records, Contracts and other documents and data related to the Company and its Subsidiaries; (b) furnish Buyer and its Representatives with such financial, operating and other data and information related to the Company and its Subsidiaries as Buyer or any of its Representatives may reasonably request; and (c) instruct the Representatives of Seller and the Company to reasonably cooperate with Buyer in its due diligence investigation of the Company and its Subsidiaries. Without limiting the foregoing, Seller shall permit Buyer and its Representatives to conduct environmental due diligence of the Company and its Subsidiaries and the Real Property, including the collecting and analysis of samples of indoor or outdoor air, surface water, groundwater or surface or subsurface land on, at, in, under or from the Company and its Subsidiaries and the Real Property, provided, that, Buyer shall not conduct any invasive testing without Seller’s prior written consent (which shall not be unreasonably withheld, delayed or conditioned) and Buyer shall restore the Real Property to the same condition it was in immediately prior to such testing at Buyer’s sole cost and expense. Any investigation pursuant to this Section 4.02 shall be conducted in such manner as not to interfere unreasonably with the conduct of the business of Seller or the Company and in a manner consistent with applicable Law and provisions of leases or other Contracts applicable to such investigations, if any. Buyer shall and shall cause its Representatives to hold all information received from Seller, the Company or any Subsidiary, directly or indirectly, in confidence in accordance with, and shall otherwise abide by and be subject to, the terms and conditions of that certain Mutual Confidentiality and Non-Disclosure Agreement, dated as of March 13, 2014 between Buyer and Seller.

4.03     No Solicitation of Other Bids.

(a)     Except as required by applicable Law, Seller shall not, and shall not authorize or permit any of its Affiliates (including the Company and any Subsidiary) or any of their respective Representatives to, directly or indirectly, (i) encourage, solicit, initiate, facilitate or continue inquiries regarding an Acquisition Proposal; (ii) enter into discussions or negotiations with, or provide any information to, any Person concerning a possible Acquisition Proposal; or (iii) enter into any agreements or other instruments (whether or not binding) regarding an Acquisition Proposal. Seller shall immediately cease and cause to be terminated, and shall cause its Affiliates (including the Company and any Subsidiary) and all of their respective Representatives to immediately cease and cause to be terminated, all existing discussions or negotiations with any Persons conducted heretofore with respect to an Acquisition Proposal; provided, that the foregoing shall not prohibit Seller from strictly complying with the Franchise Agreements (including the framework agreements). An “Acquisition Proposal” means any inquiry, proposal or offer from any Person (other than Buyer or any of its Affiliates) concerning (i) a merger, consolidation, liquidation, recapitalization, share exchange or other business combination transaction involving the Company or any Subsidiary; (ii) the issuance or acquisition of shares of capital stock or other equity securities of the Company or any Subsidiary; or (iii) the sale, lease, exchange or other disposition of any significant portion of the properties or assets of the Company or any Subsidiary.

(b)     In addition to the other obligations under this Section 4.03, Seller shall promptly (and in any event within three Business Days after receipt thereof by Seller or its Representatives) advise Buyer orally and in writing of any Acquisition Proposal, any request for information with respect to any Acquisition Proposal, or any inquiry with respect to or which could reasonably be expected to result in an Acquisition Proposal, the material terms and conditions of such request, Acquisition Proposal or inquiry, and the identity of the Person making the same.

(c)     Seller agrees that the rights and remedies for noncompliance with this Section 4.03 shall include having such provision specifically enforced by any court having equity jurisdiction, it being acknowledged and agreed that any such breach or threatened breach shall cause irreparable injury to Buyer and that money damages would not provide an adequate remedy to Buyer.

4.04     Notice of Certain Events.

(a)     From the date hereof until the Closing or termination of this Agreement, Seller shall reasonably promptly notify Buyer in writing of:

(i)     any fact, circumstance, event or action the existence, occurrence or taking of which (A) has had, or would reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect, (B) has resulted in, or could reasonably be expected to result in, any representation or warranty made by Seller hereunder not being true and correct or (C) has resulted in, or could reasonably be expected to result in, the failure of any of the conditions set forth in Section 6.01 to be satisfied;

(ii)     any notice or other communication from any Person alleging that the consent of such Person is or may be required in connection with the transactions contemplated by this Agreement;

(iii)     any notice or other communication from any Governmental Authority in connection with the transactions contemplated by this Agreement; and

(iv)     any Actions commenced or, to Seller’s Knowledge, threatened against, relating to or involving or otherwise affecting Seller, the Company or any Subsidiary that, if pending on the date of this Agreement, would have been required to have been disclosed pursuant to Section 2.16 or that relates to the completion of the transactions contemplated by this Agreement.

(b)     Subject to Seller’s delivery of updated Disclosure Schedules to Buyer on or before July 15, 2014 as provided in Section 2, Buyer’s receipt of information pursuant to this Section 4.04 shall not operate as a waiver or otherwise affect any representation, warranty or agreement given or made by Seller in this Agreement (including Section 8.02).

4.05     Resignations. Seller shall deliver to Buyer written resignations or notices of termination, effective as of the Closing Date, of the officers and directors of the Company and the applicable Subsidiaries designated by Buyer to Seller in writing not fewer than 10 days prior to Closing.

4.06     Confidentiality. From and after the Closing, Seller shall, and shall cause its Affiliates to, hold, and shall use their reasonable best efforts to cause their respective Representatives to hold, in confidence any and all material information, whether written or oral, concerning the Company or any Subsidiary, except to the extent that such information (a) is generally available to and known by the public through no fault of Seller, any of its Affiliates or their respective Representatives; (b) is lawfully acquired by Seller, any of its Affiliates or their respective Representatives from and after the Closing from sources which are not prohibited from disclosing such information by a legal, contractual or fiduciary obligation; or (c) is provided to an indirect beneficial owner of the Sellers (including for the avoidance of doubt, any Affiliate of the shareholders of the Seller) who is informed that the information provided is confidential. If Seller or any of its Affiliates or their respective Representatives are compelled to disclose any information by judicial or administrative process or by other requirements of Law, Seller shall promptly notify Buyer in writing and shall disclose only that portion of such information which Seller is advised by its legal counsel in writing is legally required to be disclosed, provided that, if requested an authorized by Buyer, Seller shall use reasonable best efforts, at Buyer’s sole cost and expense, to obtain an appropriate protective order or other reasonable assurance that confidential treatment will be accorded such information.

4.07     Non-Competition; Non-Solicitation.

(a)     For a period of three years commencing on the Closing Date (the “Restricted Period”), Seller shall not, and shall not permit any of its Affiliates (excluding, for purposes of this Section 4.07, any historical employees of the Company or its Subsidiaries) to, directly or indirectly, (i) engage in or assist others in engaging in the Restricted Business in the Territory; (ii) have an interest in any Person that engages directly or indirectly in the Restricted Business in the Territory in any capacity, including as a partner, shareholder, member, employee, principal, agent, trustee or consultant; or (iii) intentionally interfere in any material respect with the business relationships (whether formed prior to or after the date of this Agreement) between the Company, any Subsidiary and customers or suppliers of the Company or any Subsidiary. Notwithstanding the foregoing, Seller may own, directly or indirectly, solely as an investment, securities of any Person traded on any national securities exchange if Seller is not a controlling Person of, or a member of a group which controls, such Person and does not, directly or indirectly, own 5% or more of any class of securities of such Person.

(b)     During the Restricted Period, Seller shall not, and shall not permit any of its Affiliates to, directly or indirectly, hire or solicit any employee of the Company or any Subsidiary or encourage any such employee to leave such employment or hire any such employee who has left such employment, except pursuant to a general solicitation which is not directed specifically to any such employees; provided, that nothing in this Section 4.07(b) shall prevent Seller or any of its Affiliates from hiring (i) any employee whose employment has been terminated by the Company, any Subsidiary or Buyer or (ii) after 120 days from the date of termination of employment, any employee whose employment has been terminated by the employee.

(c)     During the Restricted Period, Seller shall not, and shall not permit any of its Affiliates to, directly or indirectly, solicit or entice, or attempt to solicit or entice, any clients or customers of the Company or any Subsidiary or potential clients or customers of the Company or any Subsidiary for purposes of diverting their business or services from the Company or any Subsidiary.

(d)     Seller acknowledges that a breach or threatened breach of this Section 4.07 would give rise to irreparable harm to Buyer, for which monetary damages would not be an adequate remedy, and hereby agrees that in the event of a breach or a threatened breach by Seller of any such obligations, Buyer shall, in addition to any and all other rights and remedies that may be available to it in respect of such breach, be entitled to equitable relief, including a temporary restraining order, an injunction, specific performance and any other relief that may be available from a court of competent jurisdiction (without any requirement to post bond).

(e)     Seller acknowledges that the restrictions contained in this Section 4.07 are reasonable and necessary to protect the legitimate interests of Buyer and constitute a material inducement to Buyer to enter into this Agreement and complete the transactions contemplated by this Agreement. In the event that any covenant contained in this Section 4.07 should ever be adjudicated to exceed the time, geographic, product or service, or other limitations permitted by applicable Law in any jurisdiction, then any court is expressly empowered to reform such covenant, and such covenant shall be deemed reformed, in such jurisdiction to the maximum time, geographic, product or service, or other limitations permitted by applicable Law. The covenants contained in this Section 4.07 and each provision hereof are severable and distinct covenants and provisions. The invalidity or unenforceability of any such covenant or provision as written shall not invalidate or render unenforceable the remaining covenants or provisions hereof, and any such invalidity or unenforceability in any jurisdiction shall not invalidate or render unenforceable such covenant or provision in any other jurisdiction.

4.08     Governmental Approvals and Consents.

(a)     Seller shall, as promptly as reasonably practicable and in coordination with Buyer, (i) make, or cause or be made, all filings and submissions (including those under the HSR Act) required under any Law applicable to Seller or any of its Affiliates; and (ii) use reasonable best efforts to obtain, or cause to be obtained, all consents, authorizations, orders and approvals from all Governmental Authorities that may be or become necessary for Seller’s execution and delivery of this Agreement, the performance of Seller’s obligations pursuant to this Agreement and the other Seller Transaction Documents and the completion of the transactions contemplated by this Agreement. Seller shall cooperate fully with Buyer and its Affiliates in promptly seeking to obtain all such consents, authorizations, orders and approvals. Seller shall not willfully take any action that will have the effect of materially delaying, impairing or impeding the receipt of any required consents, authorizations, orders and approvals.

(b)     Seller shall use reasonable best efforts to give all notices to, and obtain all consents from, all third parties that are described in Section 2.05 and Section  3.03 of the Disclosure Schedules.

(c)     Without limiting the generality of Seller’s undertakings pursuant to subsections (a) and (b) above, Seller shall use all reasonable best efforts to:

(i)     respond to any inquiries by any Manufacturer regarding the transactions contemplated hereby or by any Governmental Authority regarding antitrust or other matters with respect to the transactions contemplated by this Agreement or any Seller Transaction Document;

(ii)     avoid the imposition of any order or the taking of any action that would restrain, alter or enjoin the transactions contemplated by this Agreement or any Seller Transaction Document; and

(iii)     in the event any Governmental Order adversely affecting the ability of the parties to complete the transactions contemplated by this Agreement or any Seller Transaction Document has been issued, to have such Governmental Order vacated or lifted.

(d)     If any consent, approval or authorization necessary to preserve any right or benefit under any Contract to which the Company or any Subsidiary is a party is not obtained prior to the Closing, Seller, the Company and each Subsidiary shall, subsequent to the Closing, use its respective reasonable best efforts to obtain such consent, approval or authorization as promptly thereafter as practicable. If such consent, approval or authorization cannot be obtained, Seller shall use its reasonable efforts to provide the Company or the Subsidiary with the rights and benefits of the affected Contract for the term thereof, and, if Seller provides such rights and benefits, the Company or such Subsidiary shall assume all expenses, obligations and burdens thereunder.

(e)     Notwithstanding the foregoing, nothing in this Section 4.08 shall require, or be construed to require, Seller or any of its Affiliates to agree to (i) sell, hold, divest, discontinue, limit or fail to renew, before the Closing Date or the termination of this agreement, any assets, businesses or interests of the Company, any Subsidiary or any of their respective Affiliates, in each case, that would reasonably be expected to result in a Company Material Adverse Effect or materially and adversely impact the economic or business benefits to Seller of the transactions contemplated by this Agreement; (ii) any conditions relating to, or changes or restrictions in, the operations of any such assets, businesses or interests which, in either case, would reasonably be expected to result in a Company Material Adverse Effect or materially and adversely impact the economic or business benefits to Seller of the transactions contemplated by this Agreement; or (iii) any material modification or waiver of the terms and conditions of this Agreement.

(f)     All analyses, appearances, meetings, discussions, presentations, memoranda, briefs, filings, arguments, and proposals made by or on behalf of Seller before any Governmental Authority or the staff or regulators of any Governmental Authority in connection with the transactions contemplated hereunder (but, for the avoidance of doubt, not including any interactions between Seller, the Company, any Subsidiary or Buyer with Governmental Authorities in the ordinary course of business, any disclosure which is not permitted by Law or any disclosure containing confidential information) shall be disclosed to Buyer in advance of any filing, submission or attendance, it being the intent that Seller will consult and cooperate with Buyer, and consider in good faith the views of Buyer, in connection with any such analyses, appearances, meetings, discussions, presentations, memoranda, briefs, filings, arguments, and proposals. Seller shall give notice to Buyer with respect to any meeting, discussion, appearance or contact with any Governmental Authority or the staff or regulators of any Governmental Authority, in each case, in connection with the transactions contemplated by this Agreement, with such notice being sufficient to provide Buyer with the opportunity to attend and participate in such meeting, discussion, appearance or contact.

4.09     [Reserved]

4.10     Books and Records.

(a)     To facilitate the resolution of any claims made by or against or incurred by Buyer, the Company or any Subsidiary after the Closing, or for any other reasonable purpose, for a period equal to the statute of limitations referenced in Section 7.08 following the Closing, Seller shall:

(i)     retain any books and records (including personnel files) of Seller which relate to the Company and its Subsidiaries and their operations for periods prior to the Closing; and

(ii)     upon reasonable notice, afford the Representatives of Buyer, the Company or any Subsidiary reasonable access (including the right to make, at Buyer’s expense, photocopies), during normal business hours, to such books and records;

provided, however, that any books and records related to Tax matters shall be retained pursuant to the periods set forth in Section 7.

(b)     Notwithstanding the foregoing, Seller, shall not be obligated to provide Buyer with access to any books or records (including personnel files) pursuant to this Section 4.10 where such access would violate any Law.

4.11     Closing Conditions. From the date hereof until the Closing or the termination of this Agreement, Seller shall, and Seller shall cause the Company and each Subsidiary to, use reasonable best efforts to take such actions as are necessary to expeditiously satisfy the closing conditions set forth in Section 6 hereof.

4.12     Public Announcements. Unless otherwise required by applicable Law or stock exchange requirements (based upon the reasonable advice of counsel), Seller shall not, and Seller shall cause the Company and its Subsidiaries to not, make any public announcements in respect of this Agreement or the transactions contemplated hereby or otherwise communicate with any news media without the prior written consent of the Buyer (which consent shall not be unreasonably conditioned, withheld or delayed), and the parties shall cooperate as to the timing and contents of any such announcement. Notwithstanding the foregoing, if any indirect beneficial owner of the Seller (including for the avoidance of doubt, any Affiliate of the shareholders of the Seller) is required by Law or by stock exchange rules or requirements to make a public announcement, the Seller shall prior to such announcement (to the extent permitted by applicable Law or the relevant stock exchange requirements):

(a)     notify the Buyer of the requirement to make such public announcement;

(b)     consult with the Buyer in respect of such announcement or circular;

(c)     give the Buyer a reasonable opportunity to comment on such announcement or circular; and

(d)     take into account such reasonable comments of the Buyer.

For the purpose of this Section 4.12, ‘stock exchange’ shall for the avoidance of doubt include The Stock Exchange of Hong Kong Limited and ‘stock exchange rules’ shall include The Rules Governing the Listing of Securities on The Stock Exchange of Hong Kong Limited.

4.13     Cooperation with Financing. Upon request of Buyer, Seller shall cause the Company and its Subsidiaries to provide reasonable cooperation and assistance to Buyer in connection with the arrangement of the financing contemplated by the Capital Plan or any Alternate Financing; provided, that such requested cooperation and assistance does not unreasonably interfere with the ongoing business of the Company and its Subsidiaries.

4.14     Real Property Spreadsheet. If any information set forth on the Real Property Spreadsheet other than the first page thereof is materially inaccurate, Seller shall renegotiate Schedule 1.02 with Buyer in good faith.

4.15     Further Assurances. Following the Closing, Seller shall, and Seller shall cause its Affiliates and the Company, its Subsidiaries and all of their respective Affiliates to, execute and deliver such additional documents, instruments, conveyances and assurances and take such further actions as may be reasonably required to carry out the provisions hereof and give effect to the transactions contemplated by this Agreement.

4.16     Other Matters. Unless otherwise agreed to by Buyer in its sole discretion, Seller shall redeem, prior to or at the Closing, all of the Company Shares other than the Shares on terms reasonably acceptable to Buyer.

SECTION 5
COVENANTS OF BUYER

5.01     Financing. Buyer shall use commercially reasonable best efforts to cause the financing contemplated by the Capital Plan, subject to the terms and conditions set forth therein, to be available at Closing including by (i) before August 14, 2014, delivering to Seller commercially acceptable commitment letters from lenders representing sufficient financing to fund the full cash portion of the Initial Purchase Price and any related fees and expenses (the “Commitments”) (ii) negotiating definitive agreements with the lenders set forth in the Capital Plan consistent with the terms and conditions contained therein and (iii) satisfying on a timely basis all conditions in such definitive agreements the satisfaction of which are within the control of Buyer. Buyer shall use its reasonable best efforts to comply with its obligations, and enforce its rights, under the Commitments. Buyer shall give Seller prompt notice of any material breach by any party to the Commitments of which Buyer has become aware or any termination of such commitments. Buyer shall not, without the prior written consent of Seller, (x) permit any amendment or modification to, or any waiver of any material provision or remedy under, the Commitments if such amendment, modification, waiver or remedy adds new (or adversely modifies existing) conditions to the consummation of the financing represented thereby or reduces the amount thereof, or (y) terminate the Commitments, unless the financing represented thereby becomes unavailable and Buyer is using its reasonable best efforts to obtain Alternate Financing (as defined below). In the event that any portion of the Commitments becomes unavailable, regardless of the reason therefor, Buyer will (i) use its reasonable best efforts to obtain alternative financing (in an amount sufficient to pay the cash portion of the Initial Purchase Price) from other sources and which do not include any conditions to the consummation of such alternative financing that are more onerous than the conditions set forth in the Capital Plan (the “Alternate Financing”), and (ii) promptly notify Seller of such unavailability and the reason therefor. Notwithstanding the foregoing, compliance by Buyer with this Section 5.01 shall not relieve Buyer of its obligation to consummate the transactions contemplated by this Agreement whether or not the financing is available.

5.02     Governmental Approvals and Consents.

(a)     Buyer shall, as promptly as reasonably practicable and in coordination with Seller, (i) make, or cause or be made, all filings and submissions (including those under the HSR Act) required under any Law applicable to such party or any of its Affiliates; and (ii) use reasonable best efforts to obtain, or cause to be obtained, all consents, authorizations, orders and approvals from all Governmental Authorities that may be or become necessary for Buyer’s execution and delivery of this Agreement, the performance of Buyer’s obligations pursuant to this Agreement and the other Buyer Transaction Documents and the completion of the transactions contemplated by this Agreement. Buyer shall cooperate fully with Seller and Seller’s Affiliates in promptly seeking to obtain all such consents, authorizations, orders and approvals. Buyer shall not willfully take any action that will have the effect of materially delaying, impairing or impeding the receipt of any required consents, authorizations, orders and approvals.

(b)     Buyer shall use reasonable best efforts to give all notices to, and obtain all consents from, all third parties that are described in Section 2.05 and Section  3.03 of the Disclosure Schedules including by granting any customary guarantees.

(c)     Without limiting the generality of Buyer’s undertakings pursuant to subsections (a) and (b) above, Buyer shall use all reasonable best efforts to:

(i)     respond to any inquiries by any Manufacturer regarding the transactions contemplated hereby or by any Governmental Authority regarding antitrust or other matters with respect to the transactions contemplated by this Agreement or any Buyer Transaction Document;

(ii)     avoid the imposition of any order or the taking of any action that would restrain, alter or enjoin the transactions contemplated by this Agreement or any Buyer Transaction Document; and

(iii)     in the event any Governmental Order adversely affecting the ability of the parties to complete the transactions contemplated by this Agreement or any Buyer Transaction Document has been issued, to have such Governmental Order vacated or lifted.

(d)     Notwithstanding the foregoing, nothing in this Section 5.02 shall require, or be construed to require, Buyer or any of its Affiliates to agree to (i) sell, hold, divest, discontinue, limit or fail to renew, before the Closing Date or the termination of this agreement, any assets, businesses or interests of Buyer or any of its Affiliates, in each case, that would reasonably be expected to result in a Buyer Material Adverse Effect or materially and adversely impact the economic or business benefits to Buyer of the transactions contemplated by this Agreement; (ii) any conditions relating to, or changes or restrictions in, the operations of any such assets, businesses or interests which, in either case, would reasonably be expected to result in a Buyer Material Adverse Effect or materially and adversely impact the economic or business benefits to Buyer of the transactions contemplated by this Agreement; or (iii) any material modification or waiver of the terms and conditions of this Agreement.

(e)     All analyses, appearances, meetings, discussions, presentations, memoranda, briefs, filings, arguments, and proposals made by or on behalf of Buyer before any Governmental Authority or the staff or regulators of any Governmental Authority in connection with the transactions contemplated hereunder (but, for the avoidance of doubt, not including any interactions between Seller, the Company, any Subsidiary or Buyer with Governmental Authorities in the ordinary course of business, any disclosure which is not permitted by Law or any disclosure containing confidential information) shall be disclosed to Seller in advance of any filing, submission or attendance, it being the intent that Buyer will consult and cooperate with Seller, and consider in good faith the views of Seller, in connection with any such analyses, appearances, meetings, discussions, presentations, memoranda, briefs, filings, arguments, and proposals. Buyer shall give notice to Seller with respect to any meeting, discussion, appearance or contact with any Governmental Authority or the staff or regulators of any Governmental Authority, in each case, in connection with the transactions contemplated by this Agreement, with such notice being sufficient to provide Seller with the opportunity to attend and participate in such meeting, discussion, appearance or contact.

5.03     Closing Conditions. From the date hereof until the Closing or the termination of this Agreement, Buyer shall use reasonable best efforts to take such actions as are necessary to expeditiously satisfy the closing conditions set forth in Section 6 hereof.

5.04     Public Announcements. Unless otherwise required by applicable Law the Franchise Agreements (including the framework agreements) or stock exchange requirements (based upon the reasonable advice of counsel), Buyer shall not make any public announcements in respect of this Agreement or the transactions contemplated hereby or otherwise communicate with any news media without the prior written consent of Seller (which consent shall not be unreasonably conditioned, withheld or delayed), and the parties shall cooperate as to the timing and contents of any such announcement. Notwithstanding the foregoing, where Buyer is required by Law or by stock exchange requirements to make a public announcement, the Buyer shall prior to making such announcement (to the extent permitted by applicable Law or the relevant stock exchange requirements):

(a)     notify Seller of the requirement to make such public announcement;

(b)     consult with Seller in respect of such announcement or circular;

(c)     give Seller a reasonable opportunity to comment on such announcement or circular; and

(d)     take into account such reasonable comments of the Seller’s Representative.

Buyer acknowledges and consents that as a result of entering into, completing or terminating this Agreement and the transactions contemplated hereby, or otherwise as a result of any announcement of the Buyer, Seller and any indirect beneficial owner of the Seller (including for the avoidance of doubt, any Affiliate of the shareholders of the Sellers), may be required by applicable Law, Governmental Authorities, or by any applicable stock exchange rules to make an announcement. For the purpose of this Section 5.04, ‘stock exchange’ shall for the avoidance of doubt include The Stock Exchange of Hong Kong Limited and ‘stock exchange rules’ shall include The Rules Governing the Listing of Securities on The Stock Exchange of Hong Kong Limited.

5.05     Manufacturer Consent. Buyer will work with Seller, the Company and its Subsidiaries to submit promptly to each Manufacturer and in accordance with the Franchise Agreements (including the framework agreements) whose consent is required for the parties to complete the transactions contemplated by this Agreement (as identified on Section 2.05 of the Disclosure Schedules) a request for the Manufacturer’s written consent to the transactions contemplated by this Agreement.

5.06     Books and Records.

(a)     To facilitate the resolution of any claims made against or incurred by Seller before the Closing, or for any other reasonable purpose, for a period equal to the statute of limitations period referenced in Section 7.08 after the Closing, Buyer shall:

(i)     retain the books and records (including personnel files) of the Company and its Subsidiaries relating to periods prior to the Closing in a manner reasonably consistent with the prior practices of the Company and its Subsidiaries; and

(ii)     upon reasonable notice, afford Seller reasonable access (including the right to make, at Seller’s expense, photocopies), during normal business hours, to such books and records;

provided, however, that any books and records related to Tax matters shall be retained pursuant to the periods set forth in Section 7.

(b)     Notwithstanding the foregoing, Buyer shall not be obligated to provide Seller with access to any books or records (including personnel files) pursuant to this Section 5.06 where such access would violate any Law.

5.07     Further Assurances. Following the Closing, Buyer shall, and Buyer shall cause its Affiliates to, execute and deliver such additional documents, instruments, conveyances and assurances and take such further actions as may be reasonably required to carry out the provisions hereof and give effect to the transactions contemplated by this Agreement.

SECTION 6
CONDITIONS TO CLOSING

6.01     Conditions to Obligations of Buyer. The obligations of Buyer to complete the transactions contemplated by this Agreement shall be subject to the fulfillment or Buyer’s waiver, at or prior to the Closing, of each of the following conditions:

(a)     Other than the representations and warranties of Seller contained in Section 2.01 (Organization and Authority of Seller), Section 2.02 (Organization, Authority and Qualification of the Company) and Section 2.03 (Capitalization), the representations and warranties of Seller contained in this Agreement, the other Seller Transaction Documents and any certificate or other writing delivered pursuant hereto shall be true and correct in all respects (without giving effect to any qualifications or limitations as to materiality or Company Material Adverse Effect) on and as of the date hereof and on and as of the Closing Date with the same effect as though made at and as of such date (except those representations and warranties that address matters only as of a specified date, the accuracy of which shall be determined as of that specified date in all respects), except, for such failures to be true and correct that have not resulted in and would not reasonably be expected to result in Losses to Buyer in excess of $20,000,000 individually or an annual average Loss of $2,500,000 for a period of no less than five (5) years . The representations and warranties of Seller contained in Section 2.01, Section 2.02 and Section 2.03 shall be true and correct in all respects (other than de minimis respects) on and as of the date hereof and on and as of the Closing Date with the same effect as though made at and as of such date (except those representations and warranties that address matters only as of a specified date, the accuracy of which shall be determined as of that specified date in all respects).

(b)     Seller shall have duly performed and complied in all material respects with all agreements, covenants and conditions required by this Agreement and each of the other Seller Transaction Documents to be performed or complied with by it prior to or on the Closing Date; provided, that, with respect to agreements, covenants and conditions that are qualified by materiality, Seller shall have performed such agreements, covenants and conditions, as so qualified, in all respects.

(c)     No Action shall have been commenced against Buyer, Seller, the Company or any Subsidiary that would or that seeks to prevent the Closing. No injunction or restraining order shall have been issued by any Governmental Authority, and be in effect, which prohibits the consummation of any material transaction contemplated hereby.

(d)     From the date of this Agreement, there shall not have occurred any Company Material Adverse Effect, nor shall any event or events have occurred that, individually or in the aggregate, with or without the lapse of time, would reasonably be expected to result in a Company Material Adverse Effect.

(e)     The Transaction Documents (other than this Agreement) shall have been executed and delivered by the parties thereto (other than Buyer) and true and complete copies thereof shall have been delivered to Buyer.

(f)     Buyer shall have received a certificate, dated the Closing Date and signed by the chief executive officer of Seller, that each of the conditions set forth in Section 6.01(a) and Section 6.01(b) have been satisfied.

(g)     Buyer shall have received an opinion of legal counsel to Seller substantially in the form attached as Exhibit B.

(h)     Buyer shall have received a certificate, dated the Closing Date and signed by the Secretary or an Assistant Secretary (or equivalent officer) of Seller, certifying that attached thereto are true and complete copies of (A) the articles of incorporation and bylaws (or other equivalent organizational documents) of Seller and (B) all resolutions adopted by the board of directors of Seller authorizing the execution, delivery and performance of this Agreement and the other Seller Transaction Documents and the completion of the transactions contemplated hereby and thereby, and that all such resolutions are in full force and effect and are all the resolutions adopted in connection with the transactions contemplated hereby and thereby.

(i)     Buyer shall have received a certificate, dated the Closing Date and signed by the Secretary or an Assistant Secretary (or equivalent officer) of Seller, certifying the names and signatures of the officers of Seller authorized to sign this Agreement, the Seller Transaction Documents and the other documents to be delivered hereunder and thereunder.

(j)     Buyer shall have received resignations of the directors and officers of the Company and each Subsidiary designated by Buyer in accordance with Section 4.05.

(k)     Seller shall have delivered to Buyer a good standing certificate (or its equivalent) for the Company and each Subsidiary from the secretary of state or similar Governmental Authority of the jurisdiction under the Laws in which the Company or Subsidiary is organized.

(l)     The Guaranty dated January 31, 2008 by the Company in favor of HSBC Bank USA, National Association, shall have been terminated.

(m)     Seller shall have delivered to Buyer payoff letters, in a form reasonably acceptable to Buyer, from each Company lender that has a security interest in any assets of the Company or any of its Subsidiaries.

(n)     The Company shall have delivered to Buyer an affidavit, signed under penalty of perjury, stating that the Company is not and has not been a United States real property holding corporation, dated as of the Closing Date and in form and substance required under Treasury Regulation Section1.897-2(h), and shall comply with the notice requirements pursuant to Treasury Regulation Section 1.897-2(h)(2).

(o)     Seller shall have delivered, or caused to be delivered, to Buyer stock certificates evidencing the Shares, free and clear of Encumbrances, duly endorsed in blank or accompanied by stock powers or other instruments of transfer duly executed in blank and with all required stock transfer tax stamps affixed.

(p)     Seller shall have delivered to Buyer such other documents or instruments as Buyer reasonably requests and are reasonably necessary to complete the transactions contemplated by this Agreement.

(q)     The filings pursuant to the HSR Act, if any, shall have been made and the applicable waiting period and any extensions thereof shall have expired or been terminated.

(r)     No Governmental Authority shall have enacted, issued, promulgated, enforced or entered any Governmental Order which is in effect and has the effect of making the transactions contemplated by this Agreement illegal, otherwise prohibiting completion of such transactions or causing any of the transactions contemplated hereunder to be rescinded following completion thereof.

(s)     Seller shall have received all consents referred to in Section 2.05 and Buyer shall have received all consents referred to in Section 3.03, in each case, in form and substance reasonably satisfactory to Buyer and Seller, respectively, and no such consent, authorization, order and approval shall have been revoked.

(t)     Unless waived by Buyer in its sole discretion:

(i)     The Company shall have redeemed the ESOP Shares from the ESOP Trustee or the Company and the ESOP Trustee shall have entered into a legally binding agreement to sell the ESOP Shares to the Company concurrently with the Closing; and

(ii)     The Company shall have taken all action necessary to terminate the ESOP on such terms and conditions as are satisfactory to Buyer.

6.02     Conditions to Obligations of Seller. The obligations of Seller to complete the transactions contemplated by this Agreement shall be subject to the fulfillment or Seller’s waiver, at or prior to the Closing, of each of the following conditions:

(a)     Other than the representations and warranties of Buyer contained in Section 3.01 (Organization and Authority of Buyer) and the representations and warranties of Buyer contained in this Agreement, the other Buyer Transaction Documents and any certificate or other writing delivered pursuant hereto shall be true and correct in all respects (without giving effect to any qualifications or limitations as to materiality or Buyer Material Adverse Effect) on and as of the date hereof and on and as of the Closing Date with the same effect as though made at and as of such date (except those representations and warranties that address matters only as of a specified date, the accuracy of which shall be determined as of that specified date in all respects), except, for such failures to be true and correct that have not resulted in and would not reasonably be expected to result in a Seller Material Adverse Effect if the transactions contemplated by this Agreement were completed. The representations and warranties of Buyer contained in Section 3.01 shall be true and correct in all respects on and as of the date hereof and on and as of the Closing Date with the same effect as though made at and as of such date (except those representations and warranties that address matters only as of a specified date, the accuracy of which shall be determined as of that specified date in all respects).

(b)     Buyer shall have duly performed and complied in all material respects with all agreements, covenants and conditions required by this Agreement and each of the other Buyer Transaction Documents to be performed or complied with by it prior to or on the Closing Date; provided, that, with respect to agreements, covenants and conditions that are qualified by materiality, Buyer shall have performed such agreements, covenants and conditions, as so qualified, in all respects.

(c)     No injunction or restraining order shall have been issued by any Governmental Authority, and be in effect, which prohibits the consummation of any material transaction contemplated hereby.

(d)     From the date of this Agreement, there shall not have occurred any Buyer Material Adverse Effect, nor shall any event or events have occurred that, individually or in the aggregate, with or without the lapse of time, would reasonably be expected to result in a Buyer Material Adverse Effect.

(e)     The Transaction Documents (other than this Agreement) shall have been executed and delivered by the parties thereto (other than Seller, the Company or any Subsidiary) and true and complete copies thereof shall have been delivered to Seller.

(f)     Seller shall have received a certificate, dated the Closing Date and signed by the chief executive officer of Buyer, that each of the conditions set forth in Section 6.02(a) and Section 6.02(b) have been satisfied.

(g)     Seller shall have received a certificate of the Secretary or an Assistant Secretary (or equivalent officer) of Buyer certifying that attached thereto are true and complete copies of all resolutions adopted by the board of directors of Buyer authorizing the execution, delivery and performance of this Agreement and the other Buyer Transaction Documents and the completion of the transactions contemplated hereby and thereby, and that all such resolutions are in full force and effect and are all the resolutions adopted in connection with the transactions contemplated hereby and thereby.

(h)     Buyer shall have delivered the Initial Purchase Price.

(i)     Seller shall have received a certificate of the Secretary or an Assistant Secretary (or equivalent officer) of Buyer certifying the names and signatures of the officers of Buyer authorized to sign this Agreement, the Buyer Transaction Documents and the other documents to be delivered hereunder and thereunder.

(j)     Buyer shall have delivered to Seller such other documents or instruments as Seller reasonably requests and are reasonably necessary to complete the transactions contemplated by this Agreement.

(k)     The filings pursuant to the HSR Act, if any, shall have been made and the applicable waiting period and any extensions thereof shall have expired or been terminated.

(l)     No Governmental Authority shall have enacted, issued, promulgated, enforced or entered any Governmental Order which is in effect and has the effect of making the transactions contemplated by this Agreement illegal, otherwise prohibiting completion of such transactions or causing any of the transactions contemplated hereunder to be rescinded following completion thereof.

SECTION 7
TAX MATTERS

7.01     Tax Covenants.

(a)     Without the prior written consent of Buyer, Seller (and, prior to the Closing, the Company, its Subsidiaries, their Affiliates and their respective Representatives) shall not, to the extent it may affect, or relate to, the Company or its Subsidiaries, make, change or rescind any Tax election, amend any Tax Return or take any position on any Tax Return, take any action, omit to take any action or enter into any other transaction that would have the effect of increasing the Tax liability or reducing any Tax asset of Buyer, the Company or any Subsidiary in respect of any Post-Closing Tax Period. Seller agrees that Buyer is to have no liability for any Tax resulting from any action of Seller, the Company, its Subsidiaries, their Affiliates or any of their respective Representatives, and agrees to indemnify and hold harmless Buyer (and, after the Closing Date, the Company and its Subsidiaries) against any such Tax or reduction of any Tax asset.

(b)     All transfer, documentary, sales, use, stamp, registration, value added and other such Taxes and fees (including any penalties and interest) incurred in connection with this Agreement and the other Transaction Documents (including any real property transfer Tax and any other similar Tax) shall be borne as set forth in Section 10.01 and paid when due. Seller shall, at its own expense, timely file any Tax Return or other document with respect to such Taxes or fees (and Buyer shall cooperate with respect thereto as necessary).

(c)     Buyer shall prepare, or cause to be prepared, all Tax Returns required to be filed by the Company or any Subsidiary after the Closing Date with respect to a Pre-Closing Tax Period. Any such Tax Return shall be prepared in a manner consistent with past practice (unless otherwise required by Law) and without a change of any election or any accounting method and shall be submitted by Buyer to Seller (together with schedules, statements and, to the extent requested by Seller, supporting documentation) at least 45 days prior to the due date (including extensions) of such Tax Return. If Seller objects to any item on any such Tax Return, it shall, within 10 days after delivery of such Tax Return, notify Buyer in writing that it so objects, specifying with particularity any such item and stating the specific factual or legal basis for any such objection. Buyer shall take into account in good faith any such objection raised by Shareholders in finalizing any such Tax Return for filing. The preparation and filing of any Tax Return of the Company or any Subsidiary that does not relate to a Pre-Closing Tax Period shall be exclusively within the control of Buyer.

7.02     Termination of Existing Tax Sharing Agreements. At the request of Buyer, Seller shall cause the Company and its Subsidiaries to terminate any and all existing Tax sharing agreements (whether written or not) binding upon the Company or any Subsidiary effective as of the Closing Date, and no party shall have any further rights or liabilities thereunder.

7.03     Tax Indemnification. Except to the extent included as a liability in the calculation of Tangible Net Worth, Seller shall indemnify the Company, each Subsidiary, Buyer, and each Buyer Indemnitee and hold them harmless from and against (a) any Loss attributable to any breach of or inaccuracy in any representation or warranty made in Section 2.21; (b) any Loss attributable to any breach or violation of, or failure to fully perform, any covenant, agreement, undertaking or obligation in this Section 7; (c) all Pre-Closing Taxes; (d) all Taxes of any member of an affiliated, consolidated, combined or unitary group of which the Company or any Subsidiary (or any predecessor of the Company or any Subsidiary) is or was a member on or prior to the Closing Date by reason of a liability under Treasury Regulation Section 1.1502-6 or any comparable provisions of foreign, state or local Law; and (e) any and all Taxes of any person imposed on the Company or any Subsidiary arising under the principles of transferee or successor liability or by contract, relating to an event or transaction occurring before the Closing Date, in each of the above cases, together with any out-of-pocket fees and expenses (including attorneys’ and accountants’ fees) incurred in connection therewith. Seller shall reimburse Buyer for any Taxes of the Company or any Subsidiary that are the responsibility of Seller pursuant to this Section 7.03 within 10 Business Days after payment of such Taxes by Buyer, the Company or any Subsidiary. All indemnity payments pursuant to this Section 7.03 shall be made on an after-tax, grossed-up basis, such that the total amount received by Buyer places Buyer in the same after-tax position it would have occupied if it had not suffered such Loss or been liable for such Taxes.

7.04     Straddle Period. In the case of Taxes that are payable with respect to a taxable period that begins before and ends after the Closing Date (each such period, a “Straddle Period”), the portion of any such Taxes that are treated as Pre-Closing Taxes for purposes of this Agreement shall be:

(a)     in the case of Taxes (i) based upon, or related to, income, receipts, profits, wages, capital or net worth, (ii) imposed in connection with the sale, transfer or assignment of property, or (iii) required to be withheld, deemed equal to the amount which would be payable if the taxable year ended with the Closing Date; and

(b)     in the case of other Taxes, deemed to be the amount of such Taxes for the entire period multiplied by a fraction the numerator of which is the number of days in the period ending on the Closing Date and the denominator of which is the number of days in the entire period.

7.05     Contests. Buyer agrees to give written notice to Seller of the receipt of any written notice by the Company or any Subsidiary, Buyer or any of Buyer’s Affiliates which involves the assertion of any claim, or the commencement of any Action, in respect of which an indemnity may be sought by Buyer pursuant to this Section 7 (a “Tax Claim”); provided, that failure to comply with this provision shall not affect Buyer’s right to indemnification hereunder. Buyer shall control the contest or resolution of any Tax Claim; provided, however, that Buyer shall keep Seller reasonably informed of the status of such contest and shall take into account in good faith any comments or suggestions made by Seller before entering into any settlement of a claim or ceasing to defend such claim.

7.06     Cooperation and Exchange of Information. Seller and Buyer shall provide each other with such cooperation and information as either of them reasonably may request of the other in filing any Tax Return pursuant to this Section 7 or in connection with any audit or other proceeding in respect of Taxes of the Company or any Subsidiary. Such cooperation and information shall include providing copies of relevant Tax Returns or portions thereof, together with accompanying schedules, related work papers and documents relating to rulings or other determinations by tax authorities. Each of Seller and Buyer shall retain all Tax Returns, schedules and work papers, records and other documents in its possession relating to Tax matters of the Company or any Subsidiary for any taxable period beginning before the Closing Date until the expiration of the statute of limitations of the taxable periods to which such Tax Returns and other documents relate, without regard to extensions except to the extent notified by the other parties in writing of such extensions for the respective Tax periods. Prior to transferring, destroying or discarding any Tax Returns, schedules and work papers, records and other documents in its possession relating to Tax matters of the Company or any Subsidiary for any taxable period beginning before the Closing Date, Seller or Buyer (as the case may be) shall provide the other party with reasonable written notice and offer the other party the opportunity to take custody of such materials.

7.07     Tax Treatment of Indemnification Payments. Any indemnification payments pursuant to this Section 7 shall be treated as an adjustment to the Final Purchase Price by the parties for Tax purposes, unless otherwise required by Law.

7.08     Survival. Notwithstanding anything in this Agreement to the contrary, the provisions of Section 2.21 and this Section 7 shall survive for the full period of all applicable statutes of limitations (giving effect to any waiver, mitigation or extension thereof).

7.09     Overlap. To the extent that any obligation or responsibility pursuant to Section 8 may overlap with an obligation or responsibility pursuant to this Section 7, the provisions of this Section 7 shall govern.

SECTION 8
INDEMNIFICATION AND ESCROW

8.01     Survival. Subject to the limitations and other provisions of this Agreement, the representations and warranties contained in the Seller Transaction Documents and the Buyer Transaction Documents (other than any representations or warranties contained in Section 2.21 (Taxes) which are subject to Section 7) shall survive the Closing until the date that is 21 months from the Closing Date; provided, that the representations and warranties in Section 2.01 (Organization and Authority of Seller), Section 2.02 (Organization, Authority and Qualification of the Company), Section 2.03 (Capitalization), Section 2.23 (Brokers), Section 3.01 (Organization and Authority of Buyer), Section 3.02 (Buyer Shares) and Section 3.07 (Brokers) shall survive until the expiration of the applicable statute of limitations. All covenants and agreements of the parties contained in the Seller Transaction Documents and the Buyer Transaction Documents (other than any covenants or agreements contained in Section 7, which are subject to Section 7) shall survive the Closing for 21 months or for the period explicitly specified therein. Notwithstanding the foregoing, any claims asserted in good faith with reasonable specificity and in writing by notice from the Indemnified Party to the Indemnifying Party prior to the expiration date of the applicable survival period shall not thereafter be barred by the expiration of the relevant representation or warranty and such claims shall survive until finally resolved.

8.02     Indemnification by Seller. Subject to the other terms and conditions of this Section 8, Seller shall indemnify and defend each of Buyer and its Affiliates (including the Company and any Subsidiary) and their respective Representatives (collectively, the “Buyer Indemnitees”) against, and shall hold each of them harmless from and against, and shall pay and reimburse each of them for, any and all Losses incurred or sustained by, or imposed upon, the Buyer Indemnitees based upon:

(a)     any inaccuracy in or breach of any of the representations or warranties of Seller contained in the Seller Transaction Documents or any certificate delivered to Buyer pursuant to Section 6.01(f), 6.01(h) or 6.01(i) (other than in respect of Section 2.21, it being understood that the sole remedy for any such inaccuracy in or breach thereof shall be pursuant to Section 7), as of the date such representation or warranty was made or as if such representation or warranty was made on and as of the Closing Date (except for representations and warranties that expressly relate to a specified date, the inaccuracy in or breach of which will be determined with reference to such specified date);

(b)     any breach or non-fulfillment of any covenant, agreement or obligation to be performed by Seller, the Company or any Subsidiary pursuant to any Seller Transaction Document (other than any breach or violation of, or failure to fully perform, any covenant, agreement, undertaking or obligation in Section 7, it being understood that the sole remedy for any such breach, violation or failure shall be pursuant to Section 7); or

(c)     (i) any Actions or Taxes related to or resulting from the redemption by the Company of any Company Shares or the Merger (defined below), including any Actions or Taxes arising under ERISA or the Code; or (ii) if the Company has not redeemed the Company Shares prior to or concurrently with the Closing, the Company completing a merger (the “Merger”) under Section 253 of the Delaware General Corporation Law (“DGCL”) after the Closing to acquire 100% of the Common Stock of the Company, including, in connection therewith, the Company’s payment to former holders of Company Shares who exercise appraisal or dissenters’ rights under the DGCL.

8.03     Indemnification by Buyer. Subject to the other terms and conditions of this Section 8, Buyer shall indemnify and defend Seller and its Affiliates and their respective Representatives (collectively, the “Seller Indemnitees”) against, and shall hold each of them harmless from and against, and shall pay and reimburse each of them for, any and all Losses incurred or sustained by, or imposed upon, the Seller Indemnitees based upon:

(a)     any inaccuracy in or breach of any of the representations or warranties of Buyer contained in any Buyer Transaction Document or any certificate delivered to Seller pursuant to Section 6.02(f), 6.02(g) or 6.02(i), as of the date such representation or warranty was made or as if such representation or warranty was made on and as of the Closing Date (except for representations and warranties that expressly relate to a specified date, the inaccuracy in or breach of which will be determined with reference to such specified date);

(b)     any breach or non-fulfillment of any covenant, agreement or obligation to be performed by Buyer pursuant to any Buyer Transaction Document (other than Section 7, it being understood that the sole remedy for any such breach thereof shall be pursuant to Section 7) ; or

(c)     any Loss arising from any access granted or testing conducted by Buyer or its Representatives pursuant to Section 4.02 (Access to Information) hereof.

8.04     Certain Limitations. The indemnification provided for in Section 8.02 and Section 8.03 shall be subject to the following limitations:

(a)     Seller shall not be liable to any Buyer Indemnitee for indemnification under Section 8.02(a) for any claim where the aggregate Losses related to such claim are less than $200,000 unless the claim is part of a series of claims arising from the same facts and circumstances where the aggregate Losses relating to such series of claims are greater than $200,000. Seller shall be liable to Buyer Indemnitees for indemnification under Section 8.02(a) only to the extent that Buyer Indemnitees’ Losses under Section 8.02(a), in the aggregate, exceed $2,000,000 (the “Basket”), in which event Seller shall be required to pay or be liable for all such Losses from the first dollar.

(b)     Buyer shall not be liable to any Seller Indemnitees for indemnification under Section 8.03(a) for any claim where the aggregate Losses related to such claim are less than $200,000 unless the claim is part of a series of claims arising from the same facts and circumstances where the aggregate Losses relating to such series of claims are greater than $200,000. Buyer shall be liable to Seller Indemnitees for indemnification under Section 8.03(a) only to the extent that Seller Indemnitees’ Losses under Section 8.03(a), in the aggregate, exceed the Basket, in which event Buyer shall be required to pay or be liable for all such Losses from the first dollar.

(c)     Notwithstanding anything to the contrary in this Agreement, other than Section 8.04(d) and except as provided in Section 10.12 (Liquidated Damages), the maximum amount of indemnifiable Losses which may be recovered by Seller or by Buyer pursuant to this Section 8 shall be an amount equal to 10% of the Final Purchase Price (the “Cap”).

(d)     The provisions of Section 8.04(a), Section 8.04(b) or Section 8.04(c) shall not apply to Losses based upon any inaccuracy in or breach of any representation, warranty or covenant in Section 2.01, Section 2.03, Section 2.21, Section 3.01, Section 3.02, Section 4.16 or Section 7 or indemnification under Section 8.02(c) and shall not apply to Losses based upon claims of fraud.

(e)     For purposes of this Section 8, any inaccuracy in or breach of any representation or warranty shall be determined (i) without regard to any materiality, Material Adverse Effect, or Knowledge contained in such representation or warranty and (ii) assuming that each dollar amount set forth in Sections 2.07, 2.11(g), 2.16(a) and 2.20(c) was $0.00.

8.05     Indemnification Procedures. The party making a claim under this Section 8 is referred to as the “Indemnified Party,” and the party against whom such claims are asserted under this Section 8 is referred to as the “Indemnifying Party.”

(a)     Third-Party Claims. If any Indemnified Party receives notice of the assertion or commencement of any Action made or brought by any Person who is not a party to this Agreement or an Affiliate of a party to this Agreement or a Representative of the foregoing (a “Third-Party Claim”) against such Indemnified Party with respect to which the Indemnifying Party is obligated to provide indemnification under this Agreement, the Indemnified Party shall give the Indemnifying Party reasonably prompt written notice thereof, but in any event not later than 30 calendar days after receipt of such notice of such Third-Party Claim. The failure to give such prompt written notice shall not, however, relieve the Indemnifying Party of its indemnification obligations, except and only to the extent that the Indemnifying Party forfeits rights or defenses or is otherwise prejudiced by reason of such failure.

Such notice by the Indemnified Party shall describe the Third-Party Claim in reasonable detail, shall include copies of all material written evidence thereof and shall indicate the estimated amount, if reasonably practicable, of the Loss that has been or may be sustained by the Indemnified Party. The Indemnifying Party shall have the right to participate in, or by giving written notice to the Indemnified Party, to assume the defense of any Third-Party Claim at the Indemnifying Party’s expense and by the Indemnifying Party’s own counsel, and the Indemnified Party shall cooperate in good faith in such defense; provided, that if the Indemnifying Party is Seller, Seller shall not have the right to defend or direct the defense of any such Third Party Claim that seeks an injunction or other equitable relief against the Indemnified Party. In the event that the Indemnifying Party assumes the defense of any Third-Party Claim, subject to Section 8.05(b), it shall have the right to take such action as it deems necessary to avoid, dispute, defend, appeal or make counterclaims pertaining to any such Third-Party Claim in the name and on behalf of the Indemnified Party.

The Indemnified Party shall have the right to participate in the defense of any Third-Party Claim with counsel selected by it subject to the Indemnifying Party’s right to control the defense thereof. The fees and disbursements of such counsel shall be at the expense of the Indemnified Party, provided, that if in the reasonable opinion of counsel to the Indemnified Party, (A) there are legal defenses available to an Indemnified Party that are different from or additional to those available to the Indemnifying Party which the Indemnifying Party is unable to or refuses to assert; or (B) there exists a conflict of interest between the Indemnifying Party and the Indemnified Party that cannot be waived, the Indemnifying Party shall be liable for the reasonable fees and expenses of counsel to the Indemnified Party in each jurisdiction for which the Indemnified Party determines counsel is necessary or appropriate. If the Indemnifying Party elects not to compromise or defend such Third-Party Claim, fails to promptly notify the Indemnified Party in writing of its election to defend as provided in this Agreement, or fails to diligently prosecute the defense of such Third-Party Claim, the Indemnified Party may, subject to Section 8.05(b), pay, compromise, defend such Third-Party Claim and seek indemnification for any and all Losses based upon, arising from or relating to such Third-Party Claim. Seller and Buyer shall cooperate with each other in all reasonable respects in connection with the defense of any Third-Party Claim, including making available (subject to the provisions of Section 4.06) records relating to such Third-Party Claim and furnishing, without expense (other than reimbursement of actual out-of-pocket expenses) to the defending party, management employees of the non-defending party as may be reasonably necessary for the preparation of the defense of such Third-Party Claim.

(b)     Settlement of Third-Party Claims. Notwithstanding any other provision of this Agreement, the Indemnifying Party shall not enter into settlement of any Third-Party Claim without the prior written consent of the Indemnified Party unless such settlement (1) includes, as an unconditional term thereof, a written release of each Indemnified Party from all liabilities and obligations in connection with such Third-Party Claim and (2) does not impose any liability or obligation on the Indemnified Party. If the Indemnified Party has assumed the defense pursuant to Section 8.05(a), it shall not agree to any settlement without the written consent of the Indemnifying Party unless such settlement (x) includes, as an unconditional term thereof, a written release of the Indemnifying Party from all liabilities and obligations in connection with such Third-Party Claim and (y) does not impose any liability or obligation on the Indemnifying Party other than financial obligation for which the Indemnified Party is indemnified hereunder.

(c)     Direct Claims. Any Action by an Indemnified Party on account of a Loss which does not result from a Third-Party Claim (a “Direct Claim”) shall be asserted by the Indemnified Party giving the Indemnifying Party reasonably prompt and complete written notice thereof. The failure to give such prompt written notice shall not, however, relieve the Indemnifying Party of its indemnification obligations, except and only to the extent that the Indemnifying Party forfeits rights or defenses or is otherwise prejudiced by reason of such failure. Such notice by the Indemnified Party shall describe the Direct Claim in reasonable detail, shall include copies of all material written evidence thereof and shall indicate the estimated amount, if reasonably practicable, of the Loss that has been or may be sustained by the Indemnified Party. The Indemnifying Party shall have 30 days after its receipt of such notice to respond in writing to such Direct Claim. The Indemnified Party shall allow the Indemnifying Party and its professional advisors to investigate the matter or circumstance alleged to give rise to the Direct Claim, and whether and to what extent any amount is payable in respect of the Direct Claim and the Indemnified Party shall assist the Indemnifying Party’s investigation by giving such information and assistance (including access to the Buyer’s or the Company’s and each Subsidiary’s, as applicable, premises and personnel and the right to examine and copy any accounts, documents or records) as the Indemnifying Party or any of its professional advisors may reasonably request. If the Indemnifying Party rejects the claim, in whole or in part, or does not so respond within such 30 day period, the Indemnifying Party shall be deemed to have rejected such claim, in which case the Indemnified Party shall be free to pursue such remedies as may be available to the Indemnified Party on the terms and subject to the provisions of this Agreement.

(d)     Tax Claims. Notwithstanding any other provision of this Agreement, the control of any claim, assertion, event or proceeding in respect of Taxes of the Company or any Subsidiary (including, but not limited to, any such claim in respect of a breach of the representations and warranties in Section 2.21 hereof or any breach or violation of or failure to fully perform any covenant, agreement, undertaking or obligation in Section 7) shall be governed exclusively by Section 7 hereof.

8.06     Payments. The amount of any Losses payable under this Section 8 (or any provisions of this Agreement that expressly provides for indemnification) by the Indemnifying Party shall be net of any (a) amounts recovered by the Indemnified Party under applicable insurance policies or from any other Person alleged to be responsible therefor and (b) Tax benefit realized by the Indemnified Party arising from the incurrence or payment of any such Losses. If the Indemnified Party receives any amounts under applicable insurance policies, or from any other Person alleged to be responsible for any Damages, subsequent to an indemnification payment by the Indemnifying Party, then such Indemnified Party shall promptly reimburse the Indemnifying Party for any payment made or expense incurred by such Indemnifying Party in connection with providing such indemnification payment up to the amount received by the Indemnified Party. The Indemnified Party shall use commercially reasonable efforts to collect any amounts available under insurance coverage, or from any other Person potentially responsible, for any Losses payable under this Section 8 (or any other provision of this Agreement that expressly provides for indemnification). The Indemnifying Party shall have no obligation to provide any indemnity hereunder to the extent the Indemnified Party’s claim under any applicable insurance policies remains outstanding. Once a Loss is agreed to by the Indemnifying Party or finally adjudicated to be payable pursuant to this Section 8, the Indemnifying Party shall satisfy its obligations within 30 Business Days of such final, non-appealable adjudication by wire transfer of immediately available funds to the Indemnified Party. The parties hereto agree that should an Indemnifying Party not make full payment of any such obligations within such 30 Business Day period, any amount payable shall accrue interest from and including the date of agreement of the Indemnifying Party or final, non-appealable adjudication to but excluding the date such payment has been made at a rate per annum equal to 5%. Such interest shall be calculated daily on the basis of a 365 day year and the actual number of days elapsed, without compounding.

8.07     Tax Treatment of Indemnification Payments. All indemnification payments made under this Agreement shall be treated by the parties as an adjustment to the Final Purchase Price for Tax purposes, unless otherwise required by Law.

8.08     Duty to Mitigate. After the Closing, the Indemnified Party shall use commercially reasonable efforts to mitigate any Losses under this Section 8, including notifying the Indemnifying Party of any inaccuracy of a representation or warranty or any breach of a covenant or agreement contained herein within thirty (30) days after discovering such inaccuracy or breach.

8.09     Exclusive Remedies. Except with respect to any adjustment under Section 1.02(e), and subject to Section 4.15, Section 10.11 and Section 10.12, the parties acknowledge and agree that their sole and exclusive remedy with respect to any and all claims (other than claims arising from fraud, criminal activity or willful misconduct on the part of a party hereto in connection with the transactions contemplated by this Agreement) for any breach of any representation, warranty, covenant, agreement or obligation set forth in the Seller Transaction Documents and the Buyer Transaction Documents or otherwise relating to the subject matter of this Agreement shall be pursuant to the indemnification provisions set forth in Section 7 and this Section 8. In furtherance of the foregoing, each party hereby waives, to the fullest extent permitted under Law, any and all rights, claims and causes of action for any breach of any representation, warranty, covenant, agreement or obligation set forth in the Seller Transaction Documents and the Buyer Transaction Documents or otherwise relating to the subject matter of this Agreement it may have against the other party hereto and its Affiliates and each of their respective Representatives arising under or based upon any Law, except pursuant to the indemnification provisions set forth in Section 7 and this Section 8. Nothing in this Section 8.09 shall limit any Person’s right to seek and obtain any equitable relief (including specific performance) to which any Person shall be entitled or to seek any remedy on account of any party’s fraudulent, criminal or intentional misconduct. To the extent any Losses are included in the calculation of Tangible Net Worth, Buyer Indemnitees are not entitled to recover for such Losses through this Section 8.

SECTION 9
TERMINATION

9.01     Termination. This Agreement may be terminated at any time prior to the Closing:

(a)     by the mutual written consent of Seller and Buyer;

(b)     by Buyer by written notice to Seller if:

(i)     Buyer is not then in material breach of any provision of this Agreement and there has been a material breach or inaccuracy in or failure to perform any representation, warranty, covenant or agreement made by Seller pursuant to this Agreement that would give rise to the failure of any of the conditions specified in Section 6 and such material breach, inaccuracy or failure has not been cured by Seller within 30 days of Seller’s receipt of written notice of such breach from Buyer; or

(ii)     any of the conditions set forth Section 6.01 shall not have been, or if it becomes apparent that any of such conditions will not be, fulfilled by October 31, 2014, unless such failure shall be due to the failure of Buyer to perform or comply with any of the covenants, agreements or conditions hereof to be performed or complied with by it prior to the Closing;

(c)     at any time on or before August 14, 2014, by Buyer in its reasonable discretion based on the results of its ongoing due diligence investigation relating to the business of the Company and the Subsidiaries; provided, however, that Seller shall have the right to deliver and update the Disclosure Schedules at any time on or before July 15, 2014;

(d)     Prior to August 14, 2014, by Buyer by written notice to Seller if Buyer determines that it will not be able to obtain the financing contemplated by the Capital Plan or Alternate Financing by the Closing Date through the use of commercially reasonable efforts;

(e)     by Seller by written notice to Buyer if:

(i)     Seller is not then in material breach of any provision of this Agreement and there has been a material breach, inaccuracy in or failure to perform any representation, warranty, covenant or agreement made by Buyer pursuant to this Agreement that would give rise to the failure of any of the conditions specified in Section 6 and such material breach, inaccuracy or failure has not been cured by Buyer within 30 days of Buyer’s receipt of written notice of such breach from Seller; or

(ii)     any of the conditions set forth in Section 6.02 shall not have been, or if it becomes apparent that any of such conditions will not be, fulfilled by October 31, 2014, unless such failure shall be due to the failure of Seller to perform or comply with any of the covenants, agreements or conditions hereof to be performed or complied with by it prior to the Closing;

(f)     by Buyer or Seller in the event that (i) there shall be any Law that makes completion of the transactions contemplated by this Agreement illegal or otherwise prohibited or (ii) any Governmental Authority shall have issued a Governmental Order enjoining the transactions contemplated by this Agreement, and such Governmental Order shall have become final and non-appealable.

9.02     Effect of Termination. In the event of the termination of this Agreement in accordance with this Section 9, this Agreement shall forthwith become void and there shall be no liability on the part of any party hereto except:

(a)     as set forth in this Section 9, Section 4.06 and Section 10.12 hereof; and

(b)     that nothing herein shall relieve any party hereto from liability for any willful material breach of any provision hereof.

SECTION 10
MISCELLANEOUS

10.01     Expenses. Except as otherwise expressly provided herein, all costs and expenses, including, without limitation, fees and disbursements of counsel, financial advisors, experts and accountants, incurred in connection with this Agreement and the transactions contemplated hereby and related due diligence shall be paid by the party incurring such costs and expenses, whether or not the Closing shall have occurred; provided, however, (i) Buyer shall be responsible for all filing and other similar fees payable in connection with any filings or submissions under the HSR Act; (ii) Seller shall pay all amounts payable to Houlihan Lokey; and (iii) Buyer and Seller shall be equally responsible for all costs and expenses for property appraisals in connection with the transactions contemplated by this Agreement, all costs and expenses relating to the Indemnity Escrow, all Real Property Transfer Taxes and related fees and the cost of Seller’s Accountant’s for preparing the audited financial statements as provided in Section 1.02(c).

10.02     Notices. All notices, requests, consents, claims, demands, waivers and other communications under this Agreement must be in writing and will be deemed to have been given (a) when delivered by hand (with written confirmation of receipt); (b) when received by the addressee if sent by a nationally recognized overnight courier (receipt requested); (c) on the date sent by facsimile or e-mail of a PDF document (with confirmation of transmission) if sent during normal business hours of the recipient, and on the next Business Day if sent after normal business hours of the recipient; or (d) on the third day after the date mailed, by certified or registered mail, return receipt requested, postage prepaid. Communications must be sent to the respective parties at the addresses or telecopy numbers set forth on the first page of this Agreement (or at such other address or telecopy number for a party specified in a notice given in accordance with this Section 10.02), with copies to:

In the case of Buyer:	Stoel Rives LLP 900 SW Fifth Avenue, Suite 2600 Portland, Oregon 97204 Facsimile: 503.220.2480 Attn: James M. Kearney Email: jmkearney@stoel.com

In the case of Seller:	Loeb, Block & Partners LLP 505 Park Avenue, 8th Floor New York, NY 10022 Facsimile: 212.755.1777 Attn: Jeffrey E. Wacksman Email:jwacksman@loebblock.com

10.03     Interpretation. For purposes of this Agreement, (a) the words “include,” “includes” and “including” shall be deemed to be followed by the words “without limitation”; (b) the word “or” is not exclusive; (c) the words “herein,” “hereof,” “hereby,” “hereto” and “hereunder” refer to this Agreement as a whole; and (d) words denoting any gender shall include all genders. Unless the context otherwise requires, references herein: (x) to sections, Disclosure Schedules and Exhibits mean the sections of, and Disclosure Schedules and Exhibits attached to, this Agreement; (y) to an agreement, instrument or other document means such agreement, instrument or other document as amended, supplemented and modified from time to time to the extent permitted by the provisions thereof and (z) to a statute means such statute as amended from time to time and includes any successor legislation thereto and any regulations promulgated thereunder. This Agreement shall be construed without regard to any presumption or rule requiring construction or interpretation against the party drafting an instrument or causing any instrument to be drafted. The Disclosure Schedules and Exhibits referred to herein shall be construed with, and as an integral part of, this Agreement to the same extent as if they were set forth verbatim herein.

10.04     Headings. The headings in this Agreement are for reference only and shall not affect the interpretation of this Agreement.

10.05     Severability. If any term or provision of this Agreement is invalid, illegal or unenforceable in any jurisdiction, such invalidity, illegality or unenforceability shall not affect any other term or provision of this Agreement or invalidate or render unenforceable such term or provision in any other jurisdiction. Except as provided in Section 4.07(e), upon such determination that any term or other provision is invalid, illegal or unenforceable, the parties hereto shall negotiate in good faith to modify this Agreement so as to effect the original intent of the parties as closely as possible in a mutually acceptable manner in order that the transactions contemplated hereby be completed as originally contemplated to the greatest extent possible.

10.06     Entire Agreement. This Agreement and the other Transaction Documents constitute the sole and entire agreement of the parties to this Agreement with respect to the subject matter contained herein and therein, and supersede all prior and contemporaneous understandings and agreements, both written and oral, with respect to such subject matter. In the event of any inconsistency between the statements in the body of this Agreement and those in the other Transaction Documents, the statements in the body of this Agreement will control.

10.07     Successors and Assigns. This Agreement shall be binding upon and shall inure to the benefit of the parties hereto and their respective successors and permitted assigns. Neither party may assign its rights or obligations hereunder without the prior written consent of the other parties, which consent shall not be unreasonably conditioned, withheld or delayed; provided, however, that prior to the Closing Date, Buyer may, without the prior written consent of Seller, assign all or any portion of its rights under this Agreement to one or more of its direct or indirect wholly owned subsidiaries. No assignment shall relieve the assigning party of any of its obligations hereunder.

10.08     No Third-Party Beneficiaries. Except as provided in Section 7.03 and Section 8, this Agreement is for the sole benefit of the parties hereto and their respective successors and permitted assigns and nothing herein, express or implied, is intended to or shall confer upon any other Person or entity any legal or equitable right, benefit or remedy of any nature whatsoever under or by reason of this Agreement.

10.09     Amendment and Modification; Waiver. This Agreement may only be amended, modified or supplemented by an agreement in writing signed by each party hereto. No waiver by any party of any of the provisions hereof shall be effective unless explicitly set forth in writing and signed by the party so waiving. No waiver by any party shall operate or be construed as a waiver in respect of any failure, breach or default not expressly identified by such written waiver, whether of a similar or different character, and whether occurring before or after that waiver. No failure to exercise, or delay in exercising, any right, remedy, power or privilege arising from this Agreement shall operate or be construed as a waiver thereof; nor shall any single or partial exercise of any right, remedy, power or privilege hereunder preclude any other or further exercise thereof or the exercise of any other right, remedy, power or privilege.

10.10     Governing Law; Submission to Jurisdiction; Waiver of Jury Trial.

(a)     This Agreement shall be governed by and construed in accordance with the internal laws of the State of Delaware without giving effect to any choice or conflict of law provision or rule (whether of the State of Delaware or any other jurisdiction).

(b)     ANY LEGAL SUIT, ACTION OR PROCEEDING ARISING OUT OF OR BASED UPON THIS AGREEMENT, THE OTHER TRANSACTION DOCUMENTS OR THE TRANSACTIONS CONTEMPLATED HEREBY OR THEREBY SHALL BE INSTITUTED EXCLUSIVELY IN THE FEDERAL COURTS OF THE UNITED STATES OF AMERICA FOR THE DISTRICT OF DELAWARE OR THE COURTS OF THE STATE OF DELAWARE (AND IN NO OTHER), AND EACH PARTY IRREVOCABLY SUBMITS TO THE EXCLUSIVE JURISDICTION OF SUCH COURTS IN ANY SUCH SUIT, ACTION OR PROCEEDING. SERVICE OF PROCESS, SUMMONS, NOTICE OR OTHER DOCUMENT BY MAIL TO SUCH PARTY’S ADDRESS SET FORTH HEREIN SHALL BE EFFECTIVE SERVICE OF PROCESS FOR ANY SUIT, ACTION OR OTHER PROCEEDING BROUGHT IN ANY SUCH COURT. THE PARTIES IRREVOCABLY AND UNCONDITIONALLY WAIVE ANY OBJECTION TO THE LAYING OF VENUE OF ANY SUIT, ACTION OR ANY PROCEEDING IN SUCH COURTS AND IRREVOCABLY WAIVE AND AGREE NOT TO PLEAD OR CLAIM IN ANY SUCH COURT THAT ANY SUCH SUIT, ACTION OR PROCEEDING BROUGHT IN ANY SUCH COURT HAS BEEN BROUGHT IN AN INCONVENIENT FORUM.

(c)     EACH PARTY ACKNOWLEDGES AND AGREES THAT ANY CONTROVERSY WHICH MAY ARISE UNDER THIS AGREEMENT OR THE OTHER TRANSACTION DOCUMENTS IS LIKELY TO INVOLVE COMPLICATED AND DIFFICULT ISSUES AND, THEREFORE, EACH SUCH PARTY IRREVOCABLY AND UNCONDITIONALLY WAIVES ANY RIGHT IT MAY HAVE TO A TRIAL BY JURY IN RESPECT OF ANY LEGAL ACTION ARISING OUT OF OR RELATING TO THIS AGREEMENT, THE OTHER TRANSACTION DOCUMENTS OR THE TRANSACTIONS CONTEMPLATED HEREBY OR THEREBY. EACH PARTY TO THIS AGREEMENT CERTIFIES AND ACKNOWLEDGES THAT (A) NO REPRESENTATIVE OF ANY OTHER PARTY HAS REPRESENTED, EXPRESSLY OR OTHERWISE, THAT SUCH OTHER PARTY WOULD NOT SEEK TO ENFORCE THE FOREGOING WAIVER IN THE EVENT OF A LEGAL ACTION, (B) SUCH PARTY HAS CONSIDERED THE IMPLICATIONS OF THIS WAIVER, (C) SUCH PARTY MAKES THIS WAIVER VOLUNTARILY, AND (D) SUCH PARTY HAS BEEN INDUCED TO ENTER INTO THIS AGREEMENT BY, AMONG OTHER THINGS, THE MUTUAL WAIVERS AND CERTIFICATIONS IN THIS SECTION 10.10(C).

10.11     Specific Performance. The parties agree that irreparable damage would occur if any provision of this Agreement were not performed in accordance with the terms hereof and that the parties shall be entitled to specific performance of the terms hereof, in addition to any other remedy to which they are entitled at law or in equity.

10.12     Liquidated Damages.

(a)     If, before October 1, 2014 (or such later date as extended pursuant to Section 1.03):

(i)     the conditions in Section 6.02 have been met but Seller fails to deliver the Shares to Buyer, or if failure to fulfill such conditions is due to Seller’s willful or intentional breach of this Agreement (the “Seller’s Failure to Close”), and Buyer has financing available to pay the Initial Purchase Price and is willing and able to consummate the Closing, then Buyer may terminate this Agreement and Seller shall pay, on Buyer’s demand and in lieu of all other remedies available to it, to Buyer, $[***]3; and

(ii)     the conditions in Section 6.01 have been met but the Buyer fails to deliver the Initial Purchase Price in accordance with Section 1.02(b), or if failure to fulfill such conditions is due to Buyer’s willful or intentional breach of this Agreement (the “Buyer’s Failure to Close”), and Seller is willing and able to deliver the Shares to Buyer, then Seller may terminate this Agreement and Buyer shall pay, on Seller’s demand and in lieu of other remedies available to Seller, to Seller $[***]4.

Any payment owing by Seller pursuant to Section 10.12(a)(i) or owing by Buyer pursuant to Section 10.12(a)(ii) is referred to herein as “Liquidated Damages.”

(b)     The parties intend that the Liquidated Damages constitute compensation, and not a penalty. The parties acknowledge and agree that the harm caused by Seller’s Failure to Close or the Buyer’s Failure to Close would be impossible or very difficult to accurately estimate as of the date of this Agreement and as of the date when the conditions in specified above have been fulfilled, and that the Liquidated Damages are a reasonable estimate of the anticipated or actual harm that would likely arise from the Seller’s Failure to Close or the Buyer’s Failure to Close. If Buyer or Seller elect to receive Liquidated Damages, the payment of the Liquidated Damages will be the Seller’s or Buyer’s respective sole liability and entire obligation and the Buyer’s or Seller’s respective exclusive remedy for the Seller’s Failure to Close or the Buyer’s Failure to Close, as applicable.

                3The portion marked with [***] has been omitted and filed with the Securities and Exchange Commission pursuant to a request for confidential treatment.

4The portion marked with [***] has been omitted and filed with the Securities and Exchange Commission pursuant to a request for confidential treatment.

10.13     Disclosure Schedules. If a disclosure is made in any section of the Disclosure Schedules, such disclosure will be deemed to have also been made in any another section of the Disclosure Schedules to the extent it is reasonably apparent on the face of such disclosure that such disclosure is applicable to the other section. The fact that any item or information has been included in the Disclosure Schedules shall not be deemed an admission of liability under any applicable Law, or construed to establish, in whole or in part, that such information is required to be disclosed in or by the Disclosure Schedules or this Agreement, or to mean that such information is material . Such information shall not be used as a basis for interpreting the term “material,” “materially,” “materiality,” “Company Material Adverse Effect” or any similar qualification in this Agreement.

10.14     Resolution of Disputes Regarding Initial Acquisition Balance Sheet or Closing Statement (Including Final Acquisition Balance Sheet).

(a)     Resolution of Disputes. If Seller and Buyer fail to reach an agreement with respect to all of the matters set forth in the Initial Acquisition Balance Sheet or Closing Statement (including the Final Acquisition Balance Sheet), then any amounts remaining in dispute (“Disputed Amounts”) shall be submitted for resolution to the office of Moss Adams LLP or, if Moss Adams LLP is unable to serve, Buyer and Seller shall appoint by mutual agreement the office of an impartial nationally recognized firm of independent certified public accountants other than Seller’s Accountants or Buyer’s Accountants (the “Independent Accountants”) who, acting as experts and not arbitrators, shall resolve the Disputed Amounts only and make any adjustments. The parties hereto agree that all adjustments shall be made without regard to materiality. The Independent Accountants shall only decide the specific items under dispute by the parties, and their decision for each Disputed Amount must be within the range of values assigned to each such item by Seller and Buyer.

(b)     Fees of the Independent Accountants. The fees and expenses of the Independent Accountants shall be paid by Seller, on the one hand, and by Buyer, on the other hand, based upon the percentage that the amount actually contested but not awarded to Seller or Buyer, respectively, bears to the aggregate amount actually contested by Seller and Buyer.

(c)     Determination by Independent Accountants. The Independent Accountants shall make a determination as soon as practicable within 30 days (or such other time as the parties hereto shall agree in writing) after their engagement, and their resolution of the Disputed Amounts and their adjustments to the Closing Statement (including the Final Acquisition Balance Sheet) shall be conclusive and binding upon the parties hereto.

10.15     Withholding Tax. Buyer and the Company shall be entitled to deduct and withhold from the Final Purchase Price all Taxes that Buyer and the Company are required to deduct and withhold under any provision of Tax Law. All such withheld amounts shall be treated for all purposes under this Agreement as paid hereunder.

10.16     Tax Treatment of Payments and Adjustments. All payments from Buyer to Seller pursuant to Section 1, including any adjustment payments made pursuant to Section 1.02(e), shall be treated as payments of, or adjustments to, the Final Purchase Price for all Tax purposes, unless otherwise required by Law.

10.17     Counterparts. This Agreement may be executed in counterparts, each of which shall be deemed an original, but all of which together shall be deemed to be one and the same agreement. A signed copy of this Agreement delivered by facsimile, e-mail or other means of electronic transmission shall be deemed to have the same legal effect as delivery of an original signed copy of this Agreement.

[SIGNATURE PAGE FOLLOWS]

The parties hereto have caused this Agreement to be executed as of the date first written above by their respective, duly authorized officers.

BUYER:

LITHIA MOTORS, INC.

By: /s/ Bryan DeBoer

Name:     Bryan DeBoer

Title:     Chief Executive Officer

The parties hereto have caused this Agreement to be executed as of the date first written above by their respective, duly authorized officers.

SELLER:

DCH AUTO GROUP (USA) LIMITED

By: /s/ Shau-wai Lam

Name: Shau-wai Lam

Title: Vice President

Appendix I

Defined Terms

“Acquisition Proposal” has the meaning set forth in Section 4.03(a).

“Act” has the meaning set forth in Section 3.02(b).

“Action” means any claim, action, cause of action, demand, lawsuit, arbitration, audit, notice of violation, proceeding, litigation, citation, summons, subpoena or governmental investigation of any nature, civil, criminal, administrative, regulatory or otherwise, whether at law or in equity.

“Affiliate” of a Person means any other Person that directly or indirectly, through one or more intermediaries, controls, is controlled by, or is under common control with, such Person. The term “control” (including the terms “controlled by” and “under common control with”) means the possession, directly or indirectly, of the power to direct or cause the direction of the management and policies of a Person, whether through the ownership of voting securities, by contract or otherwise.

“Agreement” has the meaning set forth in the preamble.

“Alternate Financing” has the meaning set forth in Section 5.01.

“Audited Financial Statements” has the meaning set forth in Section 2.06.

“Balance Sheet” has the meaning set forth in Section 2.06.

“Balance Sheet Date” has the meaning set forth in Section 2.06.

“Basket” has the meaning set forth in Section 8.04(a).

“Benefit Plan” has the meaning set forth in Section 2.19(a).

“Business Day” means any day except Saturday, Sunday or any other day on which commercial banks located in New York, New York are authorized or required by Law to be closed for business.

“Buyer” has the meaning set forth in the preamble.

“Buyer Indemnitees” has the meaning set forth in Section 8.02.

“Buyer Material Adverse Effect” means a Material Adverse Effect on the Buyer and its Subsidiaries, taken as a whole.

“Buyer SEC Reports” has the meaning set forth in Section 3.04(a).

“Buyer Transaction Documents” means this Agreement and the other Transaction Documents to which Buyer is or will be a party as contemplated by this Agreement.

“Buyer’s Accountants” means KPMG LLP.

“Buyer’s Failure to Close” has the meaning set forth in Section 10.12(a)(ii).

“Cap” has the meaning set forth in Section 8.04(c).

“Capital Plan” has the meaning set forth in Section 3.08.

“CERCLA” means the Comprehensive Environmental Response, Compensation, and Liability Act of 1980, as amended by the Superfund Amendments and Reauthorization Act of 1986, 42 U.S.C. § 9601 et seq.

“Closing” has the meaning set forth in Section 1.03.

“Closing Date” has the meaning set forth in Section 1.03.

“Closing Statement” has the meaning set forth in Section 1.02(c).

“Code” means the Internal Revenue Code of 1986, as amended.

“Commitments” has the meaning set forth in Section 5.01.

“Common Stock” has the meaning set forth in the preamble.

“Company” has the meaning set forth in the preamble.

“Company Intellectual Property” means all Intellectual Property that is owned or held for use by the Company or any Subsidiary.

“Company IP Agreements” means all licenses, sublicenses, consent to use agreements, settlements, coexistence agreements, covenants not to sue, permissions and other Contracts (including any right to receive or obligation to pay royalties or any other consideration), relating to Intellectual Property to which the Company or any Subsidiary is a party or otherwise bound excluding Franchise Agreements and framework agreements.

“Company IP Registrations” means all Company Intellectual Property that is registered with any Governmental Authority or authorized private registrar in any jurisdiction, including registered trademarks, domain names and copyrights, issued and reissued patents and pending applications for any of the foregoing.

“Company Material Adverse Effect” means a Material Adverse Effect on the Company and its Subsidiaries, taken as a whole.

“Company Shares” has the meaning set forth in the preamble.

“Contracts” means all contracts, leases, deeds, mortgages, licenses, instruments, notes, commitments, undertakings, indentures, joint ventures and all other agreements, commitments and legally binding arrangements, whether written or oral.

“Direct Claim” has the meaning set forth in Section 8.05(c).

“Disclosure Schedules” means the Disclosure Schedules delivered by Buyer concurrently with the execution and delivery of this Agreement and by Seller prior to July 15, 2014.

“Disputed Amounts” has the meaning set forth in Section 10.14(a).

“DGCL” means the Delaware General Corporation Law.

“Dollar” or $” means the lawful currency of the United States.

“Encumbrance” means any charge, claim, community property interest, pledge, condition, equitable interest, lien (statutory or other), option, security interest, mortgage, easement, encroachment, right of way, right of first refusal, or restriction of any kind, including any restriction on use, voting, transfer, receipt of income or exercise of any other attribute of ownership.

“Environmental Claim” means any Action, Governmental Order, lien, fine, penalty, or, as to each, any settlement or judgment arising therefrom, by or from any Person alleging liability of whatever kind or nature (including liability or responsibility for the costs of enforcement proceedings, investigations, cleanup, governmental response, removal or remediation, natural resources damages, property damages, personal injuries, medical monitoring, penalties, contribution, indemnification and injunctive relief) arising out of, based on or resulting from: (a) the presence of, Release of, or exposure to any Hazardous Materials; or (b) any actual or alleged non-compliance with any Environmental Law or term or condition of any Environmental Permit.

“Environmental Law” means any applicable Law and any Governmental Order or binding agreement with any Governmental Authority: (a) relating to pollution (or the cleanup thereof) or the protection of natural resources, endangered or threatened species, human health or safety (but only as it related to the environment), or the environment (including ambient air, soil, surface water or groundwater, or subsurface strata); or (b) concerning the presence of, exposure to, or the management, manufacture, use, containment, storage, recycling, reclamation, reuse, treatment, generation, discharge, transportation, processing, production, disposal or remediation of any Hazardous Materials. The term “Environmental Law” includes, without limitation, the following (including their implementing regulations and any state analogs): the Comprehensive Environmental Response, Compensation, and Liability Act of 1980, as amended by the Superfund Amendments and Reauthorization Act of 1986, 42 U.S.C. § 9601 et seq.; the Solid Waste Disposal Act, as amended by the Resource Conservation and Recovery Act of 1976, as amended by the Hazardous and Solid Waste Amendments of 1984, 42 U.S.C. § 6901 et seq.; the Federal Water Pollution Control Act of 1972, as amended by the Clean Water Act of 1977, 33 U.S.C. § 1251 et seq.; the Toxic Substances Control Act of 1976, as amended, 15 U.S.C. § 2601 et seq.; the Emergency Planning and Community Right-to-Know Act of 1986, 42 U.S.C. § 11001 et seq.; the Clean Air Act of 1966, as amended by the Clean Air Act Amendments of 1990, 42 U.S.C. § 7401 et seq.; and the Occupational Safety and Health Act of 1970, as amended, 29 U.S.C. § 651 et seq.

“Environmental Notice” means any written directive, notice of violation or infraction, or written notice respecting any Environmental Claim relating to actual or alleged non-compliance with any Environmental Law or any Environmental Permit.

“Environmental Permit” means any Permit clearance, consent, waiver, closure, or exemption required under or issued, granted, given, authorized by or made pursuant to Environmental Law.

“ERISA” means the Employee Retirement Income Security Act of 1974, as amended, and the regulations promulgated thereunder.

“ERISA Affiliate” means all employers (whether or not incorporated) that would be treated together with the Company or any Subsidiary or any of their Affiliates as a “single employer” within the meaning of Section 414 of the Code.

“ESOP” means the Employee Stock Ownership Plan of the DCH Group of Companies.

“ESOP Payment” has the meaning set forth in the recitals.

“ESOP Stock Redemption Amount” has the meaning set forth in Section 1.02.

“ESOP Shares” has the meaning set forth in the preamble.

“ESOP Trustee” means Greatbanc Trust Company, an Illinois company.

“ESOT” means the Employee Stock Ownership Trust of the DCH Group of Companies.

“Exchange Act” means the Securities Exchange Act of 1934, as amended.

“Final Acquisition Balance Sheet” has the meaning set forth in Section 1.02(c).

“Final Purchase Price” has the meaning set forth in Section 1.02(c).

“Financial Statements” has the meaning set forth in Section 2.06.

“Franchise Agreement” means each franchise agreement listed in Section 2.09(a)(xiii) of the Disclosure Schedules entered into by the Company or any Subsidiary with the applicable Manufacturer, regulating the relationship of the Company or its applicable Subsidiary with such Manufacturer.

“GAAP” has the meaning set forth in Section 1.02.

“Goodwill” has the meaning set forth in in Section 1.02.

“Governmental Authority” means any federal, state, local or foreign government or political subdivision thereof, or any agency or instrumentality of such government or political subdivision, or any self-regulated organization or other non-governmental regulatory authority or quasi-governmental authority (to the extent that the rules, regulations or orders of such organization or authority have the force of Law), or any arbitrator, court or tribunal of competent jurisdiction.

“Governmental Order” means any order, writ, judgment, injunction, decree, determination or award entered by or with any Governmental Authority.

“Hazardous Materials” means: (a) any material, substance, chemical, waste, product, derivative, compound, mixture, solid, liquid, mineral or gas, in each case, whether naturally occurring or manmade, that is hazardous, acutely hazardous, toxic, or words of similar import or regulatory effect under Environmental Laws; and (b) any petroleum or petroleum-derived products, radon, radioactive materials or wastes, asbestos in any form, lead or lead-containing materials, urea formaldehyde foam insulation, and polychlorinated biphenyls.

“Holdback Amount” has the meaning set forth in Section 1.02(b)(i).

“HSR Act” means the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended.

“Indemnified Party” has the meaning set forth in Section 8.05.

“Indemnifying Party” has the meaning set forth in Section 8.05.

“Indemnity Escrow” has the meaning set forth in Section 1.02(b)(i)(A).

“Indemnity Escrow Agreement” has the meaning set forth in Section 1.02(b)(i)(A).

“Independent Accountants” has the meaning set forth in Section 10.14(a).

“Initial Acquisition Balance Sheet” has the meaning set forth in Section 1.02(a).

“Initial Purchase Price” has the meaning set forth in Section 1.02(a).

“Insurance Policies” has the meaning set forth in Section 2.15.

“Intellectual Property” means all (i) trademarks, service marks, trade names, brand names, logos, trade dress or design rights; (ii) internet domain names, web addresses, web pages and websites; (iii) works of authorship and designs, whether or not copyrightable, including copyrights, moral rights and neighboring rights; (iv) inventions, discoveries, trade secrets, business and technical information and know-how and, data and other confidential or proprietary information; or (v) patents (including all reissues, divisionals, provisionals, continuations and continuations in part, re-examinations, renewals, substitutions and extensions thereof), patent applications and other patent rights; and (vi) software and firmware, including data files, source code, object code, architecture, files, records.

“Interim Balance Sheet” has the meaning set forth in Section 2.06.

“Interim Balance Sheet Date” has the meaning set forth in Section 2.06.

“Interim Financial Statements” has the meaning set forth in Section 2.06.

“Knowledge of Seller or Seller’s Knowledge” or any other similar knowledge qualification, means the actual knowledge of Mr. Shau-wai Lam and any director or officer of DCH Auto Group (USA) Limited or the Company.

“Lam Shares” has the meaning set forth in the preamble.

“Lam Stock Price” has the meaning set forth in the preamble.

“Lam Stock Redemption Agreement” has the meaning set forth in the preamble.

“Law” means any statute, law, ordinance, regulation, rule, code, order, constitution, treaty, common law, judgment, decree, other requirement or rule of law of any Governmental Authority.

“Liabilities” has the meaning set forth in Section 2.07.

“Liquidated Damages” has the meaning set forth in Section 10.12(a).

“Lithia Shares” has the meaning set forth in Section 1.02(b).

“Losses” means losses, damages, liabilities, deficiencies, judgments, interest, awards, penalties or fines, or costs or expenses relating to the foregoing, including reasonable attorneys’ fees (including reasonable attorney’s fees associated with the cost of enforcing any right to indemnification hereunder and the cost of pursuing any insurance providers); provided, however, that “Losses” shall not include punitive, incidental, consequential or special damages, except in the case of fraud or to the extent actually awarded to a Governmental Authority or other third party.

“Manufacturer” means Honda/Acura, Audi, BMW, Chrysler Jeep Dodge, Kia, Lexus, Nissan, and Toyota.

“Manufacturer Consent” means the written consent of each Manufacturer counterparty under each agreement with a Manufacturer listed in Section 2.05 of the Disclosure Schedules to the completion of the transactions contemplated by the Agreement which are required pursuant to the applicable Franchise Agreement.

“Material Adverse Effect” means any event, occurrence, fact, condition or change that is individually or in the aggregate, materially adverse to (a) the business, operations, financial condition or assets of the Company and its Subsidiaries, the Buyer and its Subsidiaries or Seller, as applicable, in each case, considered as a whole, or (b) the ability of Seller or Buyer, as applicable, to complete the transactions contemplated hereby on a timely basis; provided, however, that “Material Adverse Effect” shall not include any event, occurrence, fact, condition or change, directly or indirectly, arising out of or attributable to: (i) general economic, regulatory or political conditions; (ii) conditions affecting car dealerships, the automotive industry or a particular Manufacturer generally; (iii) any changes in financial or securities markets in general; (iv) acts of war (whether or not declared), armed hostilities or terrorism, or the escalation or worsening thereof; (v) any action required or permitted by this Agreement, except to obtain consents or approvals listed on Section 2.05 of the Disclosure Schedules or pursuant to Section 4.08 or Section 5.02; (vi) any changes in applicable Laws or accounting rules, including GAAP; or (vii) the public announcement, pendency or completion of the transactions contemplated by this Agreement; provided further, however, that any event, occurrence, fact, condition or change referred to in clauses (i) through (iv) immediately above shall be taken into account in determining whether a Material Adverse Effect has occurred or could reasonably be expected to occur to the extent that such event, occurrence, fact, condition or change has a disproportionate effect on the Company and its Subsidiaries, the Buyer and its Subsidiaries or Seller, as applicable, in each case, considered as a whole, compared to other car dealerships, in the case of the Company or Buyer, or other holding companies, in the case of Seller.

“Material Contracts” has the meaning set forth in Section 2.09(a).

“Material Customers” has the meaning set forth in Section 2.14(a).

“Material Suppliers” has the meaning set forth in Section 2.14(b).

“Merger” has the meaning set forth in Section 8.02(c).

“Multiemployer Plan” has the meaning set forth in Section 2.19(b).

“New Cars” means vehicles that are unregistered and meet state requirements to be sold as a new vehicle and not reported as sold to the factory.

“Non-U.S. Benefit Plan” has the meaning set forth in Section 2.19(a).

“Parts” means all new and used parts, accessories and other inventory used to repair, service or accessorize any New Cars, Used Cars or any other vehicles repaired, serviced or accessorized as part of the business of the Company and its Subsidiaries.

“Permits” means all permits, licenses, franchises, approvals, authorizations, registrations, certificates, variances and similar rights obtained from Governmental Authorities.

“Permitted Encumbrances” has the meaning set forth in Section 2.10(a).

“Person” means an individual, corporation, partnership, joint venture, limited liability company, Governmental Authority, unincorporated organization, trust, association or other entity.

“Post-Closing Adjustment” has the meaning set forth in Section 1.02(e).

“Post-Closing Tax Period” means any taxable period beginning after the Closing Date and, with respect to any taxable period beginning before and ending after the Closing Date, the portion of such taxable period beginning after the Closing Date.

“Pre-Closing Tax Period” means any taxable period ending on or before the Closing Date and, with respect to any taxable period beginning before and ending after the Closing Date, the portion of such taxable period ending on and including the Closing Date.

“Pre-Closing Taxes” means Taxes of the Company and its Subsidiaries for any Pre-Closing Tax Period, determined in accordance with Section 7.04.

“Purchase Price” has the meaning set forth in Section 1.02.

“Qualified Benefit Plan” has the meaning set forth in Section 2.19(c).

“Real Property” means the real property owned, leased or subleased by the Company or any Subsidiary, together with all buildings, structures and facilities located thereon.

“Release” means any actual or threatened release, spilling, leaking, pumping, pouring, emitting, emptying, discharging, injecting, escaping, leaching, dumping, abandonment, disposing or allowing to escape or migrate into or through the environment (including, without limitation, ambient air (indoor or outdoor), surface water, groundwater, land surface or subsurface strata or within any building, structure, facility or fixture).

“Representative” means, with respect to any Person, any and all directors, officers, employees, consultants, financial advisors, counsel, accountants and other agents of such Person.

“Restricted Business” means the ownership or operation of a car dealership.

“Restricted Period” has the meaning set forth in Section 4.07(a).

“Securities Act” means the Securities Act of 1933, as amended.

“Seller” has the meaning set forth in the preamble.

“Seller Indemnitees” has the meaning set forth in Section 8.03.

“Seller Material Adverse Effect” means a Material Adverse Effect on the Seller.

“Seller Transaction Documents” means this Agreement and the other Transaction Documents to which Seller is or will be a party as contemplated by this Agreement.

“Seller’s Failure to Close” has the meaning set forth in Section 10.12(a)(i).

“Seller’s Accountants” means Crowe Horwath LLP.

“Shares” has the meaning set forth in the preamble.

“Straddle Period” has the meaning set forth in Section 7.04.

“Subsidiaries” means each corporation, limited liability company, partnership, association or other Person of which shares or any other equity or ownership interests are owned, controlled or held by the Company or one or more Subsidiaries of the Company or by the Company and one or more Subsidiaries of the Company, in each case, as of the date of this Agreement.

“Tangible Net Worth” has the meaning set forth in Section 1.02.

“Tax Claim” has the meaning set forth in Section 7.05.

“Tax Return” means any return, declaration, report, claim for refund, information return or statement or other document relating to Taxes, including any schedule or attachment thereto, and including any amendment thereof.

“Tax” or “Taxes” means all federal, state, local, foreign and other income, gross receipts, sales, use, production, ad valorem, transfer, franchise, registration, profits, license, lease, service, service use, withholding, payroll, employment, unemployment, unclaimed property, escheat, estimated, excise, severance, environmental, stamp, occupation, premium, property (real or personal), real property gains, windfall profits, customs, duties or other taxes, fees, assessments or charges of any kind whatsoever, together with any interest, additions or penalties with respect thereto and any interest in respect of such additions or penalties.

“Territory” means New Jersey, New York and California.

“Third-Party Claim” has the meaning set forth in Section 8.05(a).

“Transaction Documents” means this Agreement, the Indemnity Escrow Agreement, the Lam Stock Redemption Agreement and each other agreement, instrument, certificate or document delivered pursuant hereto or thereto.

“Union” has the meaning set forth in Section 2.20(b).

“Used Car” means any vehicles held for sale other than a New Car.

“WARN Act” means the federal Worker Adjustment and Retraining Notification Act of 1988, and similar state, local and foreign laws related to plant closings, relocations, mass layoffs and employment losses.

Index of Exhibits and Schedules*

The following exhibits and schedules to the Stock Purchase Agreement, dated as of June 14, 2014, between Lithia Motors, Inc. and DCH Auto Group (USA) Limited have not been provided herein:

Exhibit A - Form of Indemnity Escrow Agreement

Exhibit B - Form of Legal Opinion

Schedule 1.02 - Adjustments to Reflect Fair Value of Real Property and Leaseholds

Schedule 1.02(a) - Initial Purchase Price

Schedule 1.02(b) - Final Purchase Price

Seller Disclosure Schedules

Section 2.02 - Jurisdictions of the Company

Section 2.03 - Company Shareholders of Record

Section 2.04 - Subsidiaries

Section 2.05 - No Conflicts; Consents

Section 2.07 - Undisclosed Liabilities

Section 2.08 - Absence of Changes

Section 2.09(a) - Material Contracts

Section 2.10(a) - Permitted Encumbrances

Section 2.10(b) - Real Property

Section 2.11(a) - Company IP Registrations and Company Intellectual Property

Section 2.11(b) - Company IP Agreements

Section 2.11(c) - IP Ownership

Section 2.11(f) - Notice of Violations

Section 2.12 - Inventory

Section 2.14(a) - Material Customers

Section 2.14(b) - Material Suppliers

Section 2.14(c) - Notice of Deficiency

Section 2.15 - Insurance

Section 2.16(a) - Actions

Section 2.16(b) - Governmental Orders

Section 2.17(a) - Compliance with Laws

Section 2.17(b) - Permits

Section 2.18(a) - Environmental Matters

Section 2.18(b) - Environmental Permits

Section 2.18(c) - Environmental Matters - CERCLA Listings

Section 2.18(d) - Releases

Section 2.18(e) - Hazardous Materials

Section 2.18(f) - Compliance with Environmental Matters

Section 2.18(g) - Environmental Matters - Environmental Impediments/Easement

Section 2.19(a) - Benefits Plans

Section 2.19(c) - Benefits Plans - Compliance

Section 2.19(e) - Benefits Plans - Multiemployer Plans

Section 2.19(f) - Benefits Plans - Actions; Audits

Section 2.19(i) - Benefit Plans - Payments; Restrictions

Section 2.20(b) - Labor Matters - Collective Bargaining Agreements; Work Stoppages

Section 2.20(c) - Labor Matters - Compliance

Section 2.21 - Tax Matters

Section 2.21(e) - Tax Matters - Taxable Years

Section 2.21(s) - Tax Matters - Foreign Jurisdictions Subject to Taxes

Section 2.21(t) - Tax Matters - Tax Status of Subsidiaries

Section 2.21(u) - Tax Matters - Unclaimed Property Reports

Section 2.24 - Customer Programs

Buyer Disclosure Schedules

Section 3.03 - No Conflicts; Consents

* Exhibits and schedules have been omitted pursuant to Item 601(b)(2) of Regulation S-K. Lithia Motors, Inc. hereby undertakes to furnish supplementally a copy of any omitted exhibit or schedule to the Securities and Exchange Commission upon request.

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